Exhibit 2.1

EXECUTION VERSION

TRANSACTION AGREEMENT AND PLAN OF MERGER

by and among

BELLRING BRANDS, INC.,

POST HOLDINGS, INC.,

BELLRING DISTRIBUTION, LLC

and

BELLRING MERGER SUB CORPORATION

dated as of October 26, 2021

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Exhibits

Exhibit A	Form of SpinCo Post-Separation Certificate of Incorporation
Exhibit B	Form of SpinCo Post-Separation Bylaws
Exhibit C	Form of A&R Legal Engagement Letter
Exhibit D	Form of A&R Master Services Agreement
Exhibit E	Form of A&R Trademark and Domain Name License Agreement
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of SpinCo Tax Matters Agreement
Exhibit H	A&R Employee Matters Agreement Term Sheet

iii

TRANSACTION AGREEMENT AND PLAN OF MERGER

This TRANSACTION AGREEMENT AND PLAN OF MERGER, dated as of October 26, 2021 (this “Agreement”), is by and among BellRing Brands, Inc., a Delaware corporation (“BellRing”), Post Holdings, Inc., a Missouri corporation (“Post”), BellRing Distribution, LLC, a Delaware limited liability company and direct, wholly owned Subsidiary of Post (“SpinCo”), and BellRing Merger Sub Corporation, a Delaware corporation and direct, wholly owned Subsidiary of SpinCo (“Merger Sub”). Certain capitalized terms used in this Agreement are defined in Section 12.10.

WHEREAS, Post owns the Post Owned BellRing Share and the Post Owned BellRing LLC Units;

WHEREAS, in accordance with the terms and conditions hereof, prior to the Merger Effective Time, Post will cause the Separation to be completed following which, among other things, SpinCo will own the Post Owned BellRing Share and the Post Owned BellRing LLC Units;

WHEREAS, following the Separation, Post will transfer and/or syndicate the SpinCo Notes to certain Persons (the “Debt Exchange Parties”) in exchange for certain debt obligations of Post held by the Debt Exchange Parties as principals for their own account (the “Debt Exchange”), and following the Debt Exchange, the Debt Exchange Parties are expected to sell the SpinCo Notes;

WHEREAS, Post will cause SpinCo to convert to a Delaware corporation and, in connection therewith, provide for the authorization of common stock, par value $0.01 per share, of SpinCo (the “SpinCo Common Stock”);

WHEREAS, in connection with the Separation, Post will distribute (the “Distribution”) to the holders of the common stock, par value $0.01 per share, of Post (the “Post Common Stock”) a number of shares of SpinCo Common Stock representing an amount, to be determined by Post in its sole discretion but in any event, equal to at least 80.1% of the then outstanding shares of the SpinCo Common Stock (the “Distributed Amount”) by means of either (a) a pro rata distribution by Post to the Record Holders of the Distributed Amount of shares of SpinCo Common Stock then owned beneficially and of record by Post (the “Spin-Off”) or (b) an offer to holders of Post Common Stock to exchange outstanding shares of Post Common Stock held by such holders for shares of SpinCo Common Stock (the “Exchange Offer”) (to be followed by a Clean-Up Spin-Off);

WHEREAS, in accordance with the terms and conditions hereof, immediately following consummation of the Distribution, the parties will effectuate the Merger, resulting in BellRing becoming a wholly owned Subsidiary of SpinCo;

WHEREAS, within six months following the Distribution, if Post so determines in its sole discretion, Post may transfer some or all of its remaining shares of SpinCo Common Stock to certain Persons (the “Equity Exchange Parties”) in exchange for certain debt obligations held by the Equity Exchange Parties as principals for their own account or otherwise dispose of such SpinCo Common Stock to holders of Post Common Stock (the “Equity Exchange”) on such terms as Post determines are in the best interests of Post and its shareholders;

WHEREAS, the Board of Directors of Post has approved this Agreement, and deems it advisable and in the best interests of Post and its shareholders to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein;

WHEREAS, the Special Committee of the Board of Directors of BellRing consisting only of independent and disinterested directors of the Board of Directors of BellRing (the “Special Committee”) has (i) determined that the transactions contemplated by this Agreement, including the Merger, are in the best interests of BellRing and its stockholders (other than Post, SpinCo or any of their respective Affiliates), (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and (iii) recommended that the Board of Directors of BellRing (the “BellRing Board”) approve and declare advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and recommend approval of this Agreement by the holders of shares of BellRing Common Stock;

WHEREAS, the BellRing Board, based on the recommendation of the Special Committee, has (i) determined that the transactions contemplated by this Agreement, including the Merger, are in the best interests of BellRing and its stockholders (other than Post, SpinCo or any of their respective Affiliates), (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and (iii) resolved to submit this Agreement to a vote of the holders of shares of BellRing Common Stock and recommend approval of this Agreement by the holders of shares of BellRing Common Stock;

WHEREAS, Post has approved and adopted, as SpinCo’s sole member, this Agreement and the transactions contemplated herein, including the Merger and the Conversion;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has approved this Agreement, and deemed it advisable and in the best interests of Merger Sub and its sole stockholder, to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein, including the Merger, and SpinCo, as sole stockholder of Merger Sub, will execute and deliver a written consent to adopt this Agreement promptly following the execution and delivery hereof; and

WHEREAS, the Parties to this Agreement intend that, for U.S. federal income tax purposes, (i) the Separation, together with the Distribution, will qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); (ii) the Distribution will qualify as a distribution of SpinCo Common Stock to Post shareholders eligible for nonrecognition under Sections 355 and 361 of the Code; (iii) the Debt Exchange and Equity Exchange will each qualify as a distribution in connection with the Separation and Distribution eligible for nonrecognition under Section 361(c) of the Code; (iv) the Merger will qualify as a tax-free reorganization pursuant to Section 368(a) of the Code; (v) no gain or loss will be recognized as a result of such transactions for U.S. federal income tax purposes by any of Post, SpinCo, Merger Sub, BellRing or their respective Subsidiaries, holders of shares of BellRing Common Stock (except as a result of cash paid to such holders) or the Post shareholders; (vi) the Post-Merger Transactions will be treated as contributions eligible for nonrecognition under Section 351 of the Code and (vii) this Agreement is a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

The Separation

Section 1.1. The Separation. In accordance with and subject to the provisions of this Agreement, on or prior to the Closing Date (as determined by Post in its reasonable discretion following consultation with BellRing) but in any event prior to the Distribution, the parties will take, and as applicable will cause their respective Subsidiaries to take, all actions that are necessary or appropriate to accomplish each of the following steps (the “Separation Plan”, and the transactions contemplated therein, collectively, the “Separation”), in the order set forth below:

(a) Post will contribute to SpinCo (i) all of the Post Owned BellRing LLC Units and the Post Owned BellRing Share and (ii) an amount in cash equal to the Negative Capital Account in exchange for the issuance to Post of the SpinCo Notes and additional units representing limited liability company interests of SpinCo (which units shall be converted to additional shares of SpinCo Common Stock in the Conversion).

(b) SpinCo shall make an election to be taxed as a corporation using IRS Form 8832, to be effective as of the day prior to the consummation of the Debt Exchange.

(c) On the Closing Date, immediately prior to the Distribution, SpinCo will lend to BellRing LLC an amount in cash equal to (i) the BellRing LLC Repayment Amount minus (ii) the cash and cash equivalents (other than any restricted, trapped or otherwise unalienable or freely usable cash and cash and cash equivalents required for (A) ordinary course working capital needs of BellRing LLC as determined by BellRing in good faith in consultation with Post and (B) the payment of all fees and expenses related to or incurred in connection with this Agreement, each other Transaction Agreement, the Merger and the consummation of the Transactions) of BellRing LLC (taking into account the transactions contemplated by Section 8.13(e)), in each case, as of the Distribution Date, pursuant to the terms set forth on Section 1.1(c) of the Post Disclosure Schedule (the “BellRing LLC Loan”).

(d) On the Closing Date, immediately prior to the Distribution, Post will cause SpinCo to file with the Secretary of State of the State of Delaware a certificate of conversion (the “Certificate of Conversion”), in the form required by and executed in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act, and the certificate of incorporation of SpinCo in the form attached hereto as Exhibit A, pursuant to which SpinCo shall be converted into a Delaware corporation (the “Conversion”). Post shall cause the bylaws of SpinCo, effective as of the Conversion, to read in their entirety in the form set forth in Exhibit B. The certificate of incorporation and bylaws of SpinCo as of the effective time of the Conversion shall be the certificate of incorporation and bylaws of SpinCo until thereafter amended as provided therein or by applicable Law.

Section 1.2. Reorganization Documents. Post, SpinCo, any additional signatories thereto, as applicable, and BellRing and their respective counsel shall be given a reasonable opportunity to review and consult on the documents and instruments used to effect the Separation prior to the execution and delivery or finalization thereof. All documents and instruments used to effect the Separation will be in form and substance reasonably satisfactory to Post, SpinCo, any additional signatories thereto, as applicable, and BellRing.

ARTICLE II

The Distribution

Section 2.1. Form of Distribution. In accordance with and subject to the provisions of this Agreement, the DGCL, the General and Business Corporation Law of Missouri and applicable securities Laws, and subject to the conditions set forth in Section 2.3, Post and SpinCo shall effect the Distribution on the Closing Date prior to the Merger Effective Time (the date at which the Distribution is effected, the “Distribution Date” and the time at which the Distribution is effected, the “Distribution Effective Time”).

Post may, in its sole discretion, elect to effect the Distribution as a Spin-Off, as an Exchange Offer, or as a combination of a Spin-Off and an Exchange Offer with or without a Clean-Up Spin-Off; provided that Post shall consult with BellRing in good faith in connection with making such election. Post shall provide written notice to BellRing of the form of the Distribution (together with a steps plan describing the proposed Distribution) promptly after Post elects the form of the Distribution; provided that in the event that Post elects to effect the Distribution as an Exchange Offer, the foregoing prior written notice requirement shall not prohibit Post from effecting a Spin-Off or Clean-Up Spin-Off if the Exchange Offer is not fully subscribed. At the Distribution Effective Time, at least 80.1% of the then outstanding shares of SpinCo Common Stock will be distributed in the Distribution to holders of shares of Post Common Stock in the manner set forth in Section 2.2. In the event Post elects to effect a Spin-Off, at least three (3) Business Days prior to the Distribution Date, Post shall provide to SpinCo and BellRing a list of Record Holders entitled to receive SpinCo Common Stock in connection with the Distribution.

Section 2.2. Manner of Distribution.

(a) To the extent any of the Distribution is effected as a Spin-Off, subject to the terms thereof, in accordance with Section 2.5, each Record Holder (other than Post) will be entitled to receive for each share of Post Common Stock held by such Record Holder as of the Record Date a number of shares of SpinCo Common Stock equal to the Distributed Amount (or such lesser amount as may then be available for distribution in the event of a Clean-Up Spin-Off), multiplied by a fraction, the numerator of which is the number of shares of Post Common Stock held by such Record Holder as of the Record Date and the denominator of which is the total number of shares of Post Common Stock outstanding on the Record Date (for avoidance of doubt, excluding treasury shares held by Post). To the extent the Distribution is effected as a Spin-Off, prior to the Distribution Date, the Post Board, in accordance with applicable Law, shall establish (or designate a committee of the Post Board to establish) the Record Date for the Distribution and any appropriate procedures in connection with the Spin-Off. To the extent any of the Distribution is effected as an Exchange Offer followed by a Clean-Up Spin-Off of any remaining shares of SpinCo Common Stock to be distributed by Post pursuant to Section 2.2(b), the Post Board shall set the Record Date as the time on the Distribution Date immediately following the time at which the validly tendered shares of Post Common Stock are accepted for payment in the Exchange Offer.

(b) To the extent any of the Distribution is effected as an Exchange Offer, (i) Post shall determine, in its sole discretion, the terms of such Exchange Offer, including the number of shares of SpinCo Common Stock that will be offered for each validly tendered share of Post Common Stock and any exchange ratio related thereto (including any discount to the reference price of shares of BellRing Common Stock), the period during which such Exchange Offer shall remain open and any extensions thereto, the procedures for the tender and exchange of shares and all other terms and conditions of such Exchange Offer, which terms and conditions shall comply with the terms of this Agreement and all securities Law requirements applicable to such Exchange Offer and (ii) in accordance with Section 2.5, each Post shareholder may elect in the Exchange Offer to exchange a number of shares of Post Common Stock held by such Post shareholder for shares of SpinCo Common Stock in such quantities, at such an exchange ratio and subject to such other terms and conditions as may be determined by Post and set forth in the SpinCo Registration Statements; provided, however, that (A) Post shall keep BellRing reasonably informed as to its determinations as to the terms of such Exchange Offer in accordance with this Section 2.2, and (B) except to the extent required by applicable Law, the maximum number of days that the Exchange Offer may be extended following satisfaction of the conditions to the Closing set forth in Article IX of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) shall be the earlier of (x) twenty (20) Business Days and (y) the latest date that would permit the Distribution Date to occur prior to the Outside Date in compliance with all applicable Laws.

(c) Subject to Section 2.1, the terms and conditions of any Clean-Up Spin-Off shall be as determined by Post in its sole discretion; provided, however, that: (i) any shares of SpinCo Common Stock that are not subscribed for in the Exchange Offer (such portion of the Distributed Amount not subscribed for in the Exchange Offer) shall be distributed to Post’s shareholders in the Clean-Up Spin-Off and (ii) subject to any applicable Law or stock exchange requirement, the Clean-Up Spin-Off shall take place on the Distribution Date immediately following the consummation of the Exchange Offer and the Record Date for the Clean-Up Spin-Off shall be established as of such date in the same manner as provided in Section 2.2(a).

Section 2.3. Conditions to Distribution.

(a) The Separation shall have been completed substantially in accordance with the Separation Plan (other than those steps that are expressly contemplated to occur at or after the time of the Distribution);

(b) The shares of SpinCo Common Stock deliverable in the Distribution as contemplated by this Agreement shall have been approved for listing on NYSE, subject to official notice of issuance;

(c) The Debt Exchange shall have been completed in accordance with this Agreement and applicable Law;

(d) (i) An independent nationally recognized appraisal firm shall have delivered an opinion to the Board of Directors of Post (a copy of which shall have been furnished to BellRing) as to the solvency of SpinCo and Post, in each case after giving effect to the Separation, including the issuance of the SpinCo Debt, and the consummation of the Distribution, (y) that (1) immediately prior to any Distribution effected as a Spin-Off, the net assets of Post are not less than its stated capital and (2) immediately after giving effect to the Separation, including the issuance of the SpinCo Debt, such Distribution will not reduce its net assets below its stated capital, and (z) to the extent any Distribution is effected as an Exchange Offer, Post will have sufficient surplus to consummate the Exchange Offer (with the terms “solvency,” “net assets,” “stated capital” and “surplus” having the meaning ascribed thereto under, with respect to SpinCo, Delaware law or, with respect to Post, Missouri law) (the “Solvency Opinion”), (ii) such Solvency Opinion shall be reasonably acceptable to Post in form and substance and (iii) such Solvency Opinion shall not have been withdrawn or rescinded or modified in any respect adverse to Post; and

(e) Each of the conditions in Article IX of this Agreement to Post’s, SpinCo’s and BellRing’s obligations to effect the Closing shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Distribution Effective Time or at the Closing, but subject to the satisfaction or waiver of those conditions at such time) and the parties hereto shall have confirmed that the Closing will occur subject only to the Distribution and the satisfaction of the conditions that may only be satisfied at Closing.

Section 2.4. Additional Matters.

(a) In the event of a Spin-Off or Clean-Up Spin-Off, no action by any Record Holder shall be necessary for such Record Holder (or such Record Holder’s designated transferee or transferees) to receive the applicable number of shares of SpinCo Common Stock such stockholder is entitled to in the Distribution. For shareholders of Post who own shares of Post Common Stock through a broker or other nominee, their shares of SpinCo Common Stock will be credited to their respective accounts by such broker or nominee.

(b) None of SpinCo, Post or any of their respective Affiliates will be liable to any Person in respect of any shares of SpinCo Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(c) At the Distribution Effective Time, by virtue of the Distribution and without any action on the part of the holder of any shares of capital stock of any party, all shares of Class B common stock of BellRing, par value $0.01 per share (the “BellRing Class B Common Stock”) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 2.5. Delivery of Shares.

(a) Upon the consummation of the Distribution, Post will deliver to the transfer agent or Exchange Agent, as applicable, a book-entry authorization representing the shares of SpinCo Common Stock being distributed in the Distribution for the account of the Post shareholders that are entitled thereto. The transfer agent or Exchange Agent, as applicable, will hold such book-entry shares for the account of the Post shareholders entitled thereto pending the Merger, as provided in Section 4.2 of this Agreement. From immediately after the time of the Distribution until immediately prior to the Merger Effective Time, the shares of SpinCo Common Stock will not be transferable and the transfer agent for the shares of SpinCo Common Stock will not transfer any shares of SpinCo Common Stock. The Distribution will be deemed to be effective upon the written authorization from Post, following consultation with BellRing, to the transfer agent or Exchange Agent, as applicable, to proceed as set forth in Section 2.2.

(b) No fractional shares will be distributed or credited to book-entry authorization representing the shares of SpinCo Common Stock in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of SpinCo. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 2.5(b), would be entitled to receive a fractional share of SpinCo Common Stock pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Distribution Date, Post shall direct the transfer agent or Exchange Agent, as applicable, to determine the number of whole and fractional shares of SpinCo Common Stock allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the transfer agent or Exchange Agent, as applicable, in its sole and absolute discretion, determining when, how and through which broker dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of Post, SpinCo or the transfer agent or Exchange Agent, as applicable, will be required to guarantee any minimum sale price for the fractional shares of SpinCo Common Stock sold in accordance with this Section 2.5(b). Neither Post nor SpinCo will be required to pay any interest on the proceeds from the sale of fractional shares.

Section 2.6. Plan of Reorganization. All of the steps of the Separation and Distribution are intended to be part of the same plan of reorganization even though there may be delays between certain of the steps.

Section 2.7. Qualification as Reorganization. The parties to this Agreement intend that, for U.S. federal income tax purposes, (i) the Separation, together with the Distribution, will qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code; (ii) the Distribution will qualify as a distribution of SpinCo Common Stock to Post shareholders eligible for nonrecognition under Sections 355 and 361 of the Code; (iii) the Debt Exchange and Equity Exchange will each qualify as a distribution in connection with the Separation and Distribution eligible for nonrecognition under Section 361(c) of the Code; (iv) the Merger will qualify as a tax-free reorganization pursuant to Section 368(a) of the Code; (v) no gain or loss will be recognized as a result of such transactions for U.S. federal income tax purposes by any of Post, SpinCo, Merger Sub, BellRing or their respective Subsidiaries, holders of BellRing Common Stock (except as a result of cash paid to such holders) or the Post shareholders; (vi) the Post-Merger Transactions will be treated as contributions eligible for nonrecognition under Section 351 of the Code and (vii) this Agreement is a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

ARTICLE III

The Merger

Section 3.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger Effective Time, Merger Sub shall be merged with and into BellRing (the “Merger”), and following the Merger the separate corporate existence of Merger Sub shall thereupon cease, and BellRing shall be the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a direct wholly owned Subsidiary of SpinCo.

Section 3.2. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Distribution Effective Time or at the Closing, but subject to the satisfaction or waiver of those conditions at such time), remotely by electronic exchange of documents, unless another time, date or place is agreed to in writing by the parties hereto.

Section 3.3. Effective Time of the Merger. Subject to the provisions of this Agreement, at the Closing, BellRing shall file with the Secretary of State of the State of Delaware a certificate of merger, in the form required by and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the due filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Merger Effective Time”).

Section 3.4. Effects of the Merger. The Merger shall have the effects set forth herein and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the properties, rights, privileges, powers and franchises of BellRing and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of BellRing and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 3.5. Certificate of Incorporation and Bylaws of the Surviving Corporation and SpinCo.

(a) At the Merger Effective Time, the certificate of incorporation of BellRing and the bylaws of BellRing in effect immediately prior to the Merger Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law; provided that the Surviving Corporation shall change its name to a name selected by BellRing.

(b) Immediately following the Merger Effective Time, SpinCo shall file an amendment to the certificate of incorporation of SpinCo to change its name to “BellRing Brands, Inc.” or such other name as is mutually agreed by Post and BellRing.

Section 3.6. Directors and Officers of the Surviving Corporation and SpinCo.

(a) The directors of BellRing immediately prior to the Merger Effective Time shall be, from and after the Merger Effective Time, the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until each such director’s successor is duly elected and qualified, or until their earlier death, resignation or removal.

(b) The officers of BellRing immediately prior to the Merger Effective Time shall be the initial officers of the Surviving Corporation.

(c) From and after the time immediately prior to the Merger Effective Time, the directors of BellRing immediately prior to the Merger Effective Time shall be the directors of SpinCo and the Executive Chairman of the BellRing Board shall be the Executive Chairman of the Board of Directors of SpinCo, each to hold office in accordance with the certificate of incorporation and bylaws of SpinCo until each such director’s successor is duly elected and qualified, or until their earlier death, resignation or removal. Post shall take such actions, as the sole stockholder of SpinCo prior to the Distribution, as required under its certificate of incorporation, bylaws and applicable Law, to cause the Board of Directors of SpinCo to be so constituted, subject to and conditional on the Merger Effective Time. From and after the Merger Effective Time, the officers of BellRing immediately prior to the Merger Effective Time shall be the officers of SpinCo.

Section 3.7. Post-Closing Transactions. Following the Closing, SpinCo shall take the internal restructuring steps described on Section 3.7 of the Post Disclosure Schedule (the “Post-Merger Transactions”).

ARTICLE IV

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

Section 4.1. Effect on Capital Stock.

(a) At the Merger Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of any party:

(i) Conversion of BellRing Common Stock. Each share of Class A common stock of BellRing, par value $0.01 per share (the “BellRing Class A Common Stock”), issued and outstanding immediately prior to the Merger Effective Time, other than any Dissenting Shares and shares of BellRing Class A Common Stock to be canceled pursuant to Section 4.1(a)(ii), shall be automatically converted into and become the right to receive (A) the Per Share Cash Consideration and (B) one validly issued, fully paid and nonassessable share of SpinCo Common Stock (the “Per Share Stock Consideration” and, together with the Per Share Cash Consideration, the “Merger Consideration”). At the Merger Effective Time, except as otherwise provided herein, all shares of BellRing Class A Common Stock outstanding immediately prior to the Merger Effective Time shall be canceled upon their conversion and shall cease to exist and each holder of a certificate representing shares of BellRing Class A Common Stock outstanding immediately prior to the Merger Effective Time (a “Certificate”) and each holder of uncertificated shares of BellRing Class A Common Stock outstanding immediately prior to the Merger Effective Time (a “Book-Entry Share”) shall cease to have any rights with respect thereto, except that such Certificate or Book-Entry Share shall represent only the right to receive (x) the Merger Consideration deliverable in respect of each of the shares of BellRing Class A Common Stock represented by such Certificate or Book-Entry Share immediately prior to the Merger Effective Time and (y) any dividends or other distributions payable pursuant to Section 4.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Certificate or Book-Entry Share in accordance with Section 4.2(b) (or, in the case of a lost, stolen or destroyed Certificate, Section 4.2(e)).

(ii) Cancellation of Shares. Each issued share of BellRing Class A Common Stock that is owned by BellRing or its Subsidiaries (including any shares of BellRing Class A Common Stock held in treasury) immediately prior to the Merger Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one duly authorized and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) BellRing Equity Awards. All outstanding unexercised and unexpired options to purchase shares of BellRing Common Stock (“BellRing Options”) or outstanding restricted stock units with respect to BellRing Common Stock and other equity awards with respect to BellRing Common Stock (collectively with BellRing Options, “BellRing Awards”) outstanding under The BellRing Brands, Inc. 2019 Long-Term Incentive Plan (as may be amended from time to time, the “BellRing Plan”), whether or not exercisable or vested, at the Merger Effective Time will be assumed by SpinCo. BellRing and SpinCo agree that each BellRing Award so assumed by SpinCo under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the BellRing Plan and any agreements thereunder immediately prior to the Merger Effective Time (including the vesting schedule (without acceleration thereof by virtue of the Merger and the other Transactions) and per share exercise prices), except that each BellRing Award will be exercisable (or will become exercisable in accordance with its terms) for, or shall be denominated with reference to, that number of shares of SpinCo Common Stock equal to the number of shares of BellRing Common Stock that were subject to such BellRing Award immediately prior to the Merger Effective Time. Effective as of the Merger Effective Time,

BellRing hereby assigns to SpinCo, and SpinCo hereby assumes and agrees to perform, all obligations of BellRing pursuant to the BellRing Plan and each stock option agreement, restricted stock unit agreement or other award agreement evidencing an outstanding award under and pursuant to the BellRing Plan, and each outstanding BellRing Award granted thereunder.

Section 4.2. Exchange of Certificates and Book-Entry Shares.

(a) Exchange Agent. At or prior to the Merger Effective Time, SpinCo shall deposit, in trust for the benefit of the holders of BellRing Class A Common Stock, with the Exchange Agent, pursuant to an agreement reasonably satisfactory to BellRing (the “Exchange Agreement”), for exchange in accordance with this Article IV, through the Exchange Agent, (i) certificates (or evidence of shares in book-entry form) representing the shares of SpinCo Common Stock issuable pursuant to Section 4.1 in exchange for outstanding shares of BellRing Class A Common Stock and (ii) the aggregate amount of the Per Share Cash Consideration payable pursuant to Section 4.1 in exchange for outstanding shares of BellRing Class A Common Stock (such shares of SpinCo Common Stock and such amount of the Per Share Cash Consideration, together with any dividends or other distributions with respect thereto with a record date after the Merger Effective Time, being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. Promptly after the Merger Effective Time, and in any event no later than ten (10) Business Days after the Merger Effective Time, SpinCo shall cause the Exchange Agent to mail to each holder of record of a Certificate, formerly representing shares of BellRing Class A Common Stock that, at the Merger Effective Time, were converted into the right to receive the Merger Consideration pursuant to Section 4.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent (or affidavits of loss in lieu thereof pursuant to Section 4.2(e)), and which shall be in customary form and shall have such other provisions as SpinCo may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates (or evidence of shares in book-entry form) representing, as applicable, the Per Share Stock Consideration, the Per Share Cash Consideration and any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 4.2(c). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate (or evidence of shares in book-entry form) representing that number of shares of SpinCo Common Stock that such holder has the right to receive pursuant to the provisions of this Article IV after taking into account all of the shares of BellRing Class A Common Stock then held by such holder under all of such Certificates so surrendered, (B) the Per Share Cash Consideration that such holder has the right to receive pursuant to the provisions of this Article IV after taking into account all the shares of BellRing Class A Common Stock then held by such holder under all such Certificates so surrendered and (C) any dividends or other distributions to which such holder is entitled pursuant to Section 4.2(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of BellRing Class A Common Stock that is not registered in the transfer records of BellRing a certificate (or evidence of shares in book-entry form) representing the proper number of shares of SpinCo Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such issuance shall have paid any transfer and other taxes required by reason of the issuance of shares of SpinCo Common Stock to a Person other than the registered holder of such Certificate or shall have established to the reasonable satisfaction of SpinCo that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 4.2(b), each Certificate shall be deemed at any time after the Merger Effective Time to represent only the right to receive the Merger Consideration and any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 4.2(c), in each case, without interest. Notwithstanding anything herein to the contrary, any holder of Book-Entry Shares which at the Merger Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 4.1 shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent. In lieu thereof, each holder of record of one or more Book-Entry Shares that are converted into the right to receive the Merger Consideration pursuant to Section 4.1 shall automatically upon the Merger Effective Time be entitled to receive, and SpinCo shall instruct the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, (1) a number of shares of SpinCo Common Stock (which shall be in book-entry form unless a certificate is requested in writing) that such holder has the right to receive pursuant to the provisions of this Article IV after taking into account all of the shares of BellRing Class A Common Stock then held by such holder under all of such Book-Entry Shares, (B) the Per Share Cash Consideration that such holder has the right to receive pursuant to the provisions of this Article IV after taking into account all the shares of BellRing Class A Common Stock then held by such holder under all such Book-Entry Shares and (3) any dividends or other distributions to which such holder is entitled pursuant to Section 4.2(c), and such holders Book-Entry Shares shall forthwith be canceled. No interest shall be paid or accrue on any cash payable in respect of any Book-Entry Shares.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to SpinCo Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SpinCo Common Stock that the holder thereof has the right to receive upon the surrender thereof until the holder of such Certificate shall surrender such Certificate (or affidavits of loss in lieu thereof pursuant to Section 4.2(e)) in accordance with this Article IV. Following surrender of any Certificate or the exchange of any Book-Entry Share in accordance with this Article IV, there shall be paid to the record holder thereof, without interest, (i) promptly following the time of such surrender or exchange, the Per Share Cash Consideration and the amount of dividends or other distributions, payable with respect to that number of shares of SpinCo Common Stock issuable in exchange for such Certificate or Book-Entry Share pursuant to this Article IV, with a record date after the Merger Effective Time and paid with respect to SpinCo Common Stock prior to such surrender, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of SpinCo Common Stock.

(d) Transfer Books; No Further Ownership Rights. The Merger Consideration issued (and paid) in accordance with the terms of this Article IV (including any dividends or other distributions paid pursuant to Section 4.2(c)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of BellRing Class A Common Stock previously represented by Certificates or Book-Entry Shares, and at the Merger Effective Time the stock transfer books of BellRing shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of BellRing Common Stock that were outstanding immediately prior to the Merger Effective Time. Subject to the last sentence of Section 4.2(f), if, at any time after the Merger Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article IV.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact, in form and substance reasonably satisfactory to SpinCo, by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by SpinCo, the posting by such Person of a bond, in such reasonable amount as SpinCo may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, as applicable, the Merger Consideration and any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 4.2(c), in each case pursuant to this Agreement.

(f) Termination of Fund. Any portion of the Exchange Fund that remains undistributed to the former holders of the BellRing Class A Common Stock for six (6) months after the Merger Effective Time shall be delivered to SpinCo, upon demand by SpinCo, and any such holders who have not theretofore complied with this Article IV shall thereafter look only to SpinCo for payment of their claim for (i) the Merger Consideration, as applicable and (ii) any dividends or other shares of SpinCo Common Stock in accordance with this Article IV. If any Merger Consideration (and all dividends or other distributions payable pursuant to Section 4.2(c)) which remains unclaimed by former holders of BellRing Class A Common Stock would otherwise escheat to or become property of any Governmental Authority, any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 4.2(c)) shall become, to the extent permitted by applicable Law, the property of SpinCo, free and clear of all claims or interest of any Person previously entitled thereto.

(g) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of SpinCo Common Stock (or dividends or other distributions with respect thereto) or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Withholding Taxes. Each of Post, BellRing, SpinCo and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, each of Post, BellRing, SpinCo and the Exchange Agent shall be treated as though it withheld from the type of consideration from which withholding is required an appropriate amount otherwise payable pursuant to this Agreement in order to provide for such withholding obligation and such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Persons with respect to which such deduction and withholding was made.

Section 4.3. Dissenting Shares. Notwithstanding Section 4.1(a)(i) or any other provision of this Agreement to the contrary, shares of BellRing Class A Common Stock that are issued and outstanding immediately prior to the Merger Effective Time and held by any Person who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised and perfected appraisal rights for such shares of BellRing Class A Common Stock in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if such holder fails to timely perfect, effectively withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL with respect to such shares of BellRing Class A Common Stock, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of BellRing Class A Common

Stock shall immediately cease to be Dissenting Shares and shall be treated as if they had been shares of BellRing Class A Common Stock converted as of the Merger Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration in accordance with Section 4.1(a)(i) (less any payments made by the Surviving Corporation with respect to such shares of BellRing Class A Common Stock in accordance with Section 262(h) of the DGCL), without interest thereon, in accordance with the provisions of Section 4.2(b). BellRing shall provide SpinCo prompt written notice of any demands received by BellRing for appraisal of shares of BellRing Class A Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to BellRing prior to the Merger Effective Time pursuant to Section 262 of the DGCL that relate to such demand, and SpinCo shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of SpinCo, BellRing shall not make any payment with respect to, or offer to settle or settle, otherwise negotiate any such demands or agree to do any of the foregoing.

Section 4.4. Certain Adjustments. Notwithstanding anything herein to the contrary, if, during the period from the date of this Agreement to the earlier of the Merger Effective Time and the termination of this Agreement, the issued and outstanding shares of SpinCo Common Stock or BellRing Class A Common Stock are changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or if a stock dividend on the outstanding shares of SpinCo Common Stock or BellRing Class A Common Stock shall be declared with a record date within such period, then any number or amount contained herein which is based upon the number of shares of SpinCo Common Stock or BellRing Class A Common Stock, as the case may be, shall be appropriately adjusted to provide SpinCo and holders of shares of BellRing Class A Common Stock the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 4.4 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

ARTICLE V

Representations and Warranties of Post

Except as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Post to BellRing simultaneously with the execution of this Agreement (the “Post Disclosure Schedule”), Post hereby represents and warrants to BellRing:

Section 5.1. Organization, Standing and Corporate Power.

(a) Post is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SpinCo (a “SpinCo Material Adverse Effect”).

(b) Post is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

Section 5.2. Authority; Noncontravention.

(a) Post has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party. The execution, delivery and performance by Post of this Agreement and the execution, delivery and performance by Post of each other Transaction Agreement to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Post and, to the extent required by any Law, its shareholders, and no other corporate or other action on its part is necessary to authorize the execution and delivery by Post of this Agreement and each other Transaction Agreement to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and each other Transaction Agreement to which it is a party, when executed and delivered, will be, duly executed and delivered by Post and each is, or, when executed and delivered, will be, a valid and binding obligation of Post, enforceable against Post in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights or by general equitable principles.

(b) Neither the execution and delivery of this Agreement or any of the other Transaction Agreements to which it is a party by Post nor the consummation by Post of the Transactions, nor compliance by Post with any of the terms or provisions of this Agreement or any of the other Transaction Agreements to which it is a party, will (i) conflict with or violate any provision of its articles of incorporation and bylaws or any of the organizational documents of Post or (ii) assuming that the authorizations, consents and approvals referred to in Section 5.3 are obtained and the filings referred to in Section 5.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Post or any of its properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Post under, any of the terms, conditions or provisions of any Contract or permit to which Post is a party, or by which it or any of its properties or assets may be bound or affected, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as have not had and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(c) The Board of Directors of Post has (i) determined that this Agreement and each other Transaction Agreement to which Post is a party and the transactions contemplated hereby and thereby are in the best interests of Post and its shareholders and (ii) approved and declared advisable this Agreement and each other Transaction Agreement to which Post is a party and the transactions contemplated hereby and thereby.

Section 5.3. Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and the Securities Act, including the filing of the SpinCo Registration Statements and the BellRing Proxy Statement with the SEC, (ii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of NYSE, or (iii) the filing of the Certificate of Conversion and the Certificate of Merger with the Secretary of State of the State of Delaware, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement or any other Transaction Agreement to which Post is a party by Post and the consummation by Post of the transactions contemplated hereby and thereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to result, individually or in the aggregate, in a SpinCo Material Adverse Effect.

Section 5.4. Information Supplied. None of the information supplied (or to be supplied) by or on behalf of Post specifically for inclusion or incorporation by reference in the SpinCo Registration Statements and the BellRing Proxy Statement will, (x) in the case of the BellRing Proxy Statement, at the time the BellRing Proxy Statement or any amendment or supplement thereto is mailed to the stockholders of BellRing or at the time of the BellRing Stockholders Meeting or, if applicable, at the time the BellRing Proxy Statement, or any amendment or supplement thereto, is filed with the SEC, or (y) in the case of the SpinCo Registration Statements, at the time the SpinCo Registration Statements, or any amendment or supplement thereto, (i) are filed with the SEC or (ii) become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the BellRing Proxy Statement, in light of the circumstances under which they are made) not misleading. Notwithstanding the foregoing, Post makes no representation or warranty with respect to information supplied by or on behalf of BellRing for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.5. Post Owned BellRing Securities.

(a) As of the date hereof and as of immediately prior to the contribution described in Section 1.1(a), one share of BellRing Class B Common Stock is owned beneficially and of record by Post (the “Post Owned BellRing Share”). The Post Owned BellRing Share is owned free and clear of any and all Liens (other than the restrictions set forth in this Agreement). Except as provided for in this Section 5.5, as of the date hereof, Post does not Beneficially Own any shares of BellRing Class A Common Stock, any other shares of the capital stock of BellRing, or any options, warrants, calls, puts, convertible securities, exchangeable securities or subscription, preemptive or other rights, agreements or commitments of any kind to purchase or receive shares of the capital stock of BellRing.

(b) After giving effect to the Separation and as of the Merger Effective Time, SpinCo will have good and valid title to the Post Owned BellRing Share, free and clear of any and all Liens (other than the restrictions set forth in this Agreement), and Post will not will have any right, title or interest in such Post Owned BellRing Share, other than indirectly through any retained ownership of Post in SpinCo.

(c) As of the date hereof, 97,474,180 nonvoting common units of BellRing LLC (“BellRing LLC Units”) are owned beneficially and of record by Post (the “Post Owned BellRing LLC Units”). All of the Post Owned BellRing LLC Units are owned free and clear of any and all Liens (other than the restrictions set forth in this Agreement and the BellRing LLC Agreement). Except as provided for in this Section 5.5, Post does not Beneficially Own any other BellRing LLC Units, any other equity interest in BellRing LLC, or any options, warrants, calls, puts, convertible securities, exchangeable securities or subscription, preemptive or other rights, agreements or commitments of any kind to purchase or receive any equity interest in BellRing LLC.

(d) After giving effect to the Separation and as of the Merger Effective Time, SpinCo will have good and valid title to the Post Owned BellRing LLC Units, free and clear of any and all Liens (other than the restrictions set forth in this Agreement and the BellRing LLC Agreement), and Post will not have any right, title or interest in the Post Owned BellRing LLC Units.

Section 5.6. No Brokers or Other Advisors. Except for (i) J.P. Morgan Securities, LLC (“JPM”) and (ii) Evercore Group L.L.C. (“Evercore”), the fees and expenses of which will be paid in accordance with Section 8.16, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Post.

Section 5.7. Legal Proceedings. There are no Actions pending or threatened in writing by any Governmental Authority with respect to Post or Actions pending or threatened in writing against Post or any of its properties at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against Post, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect or materially delay, impede or prevent the Transactions.

Section 5.8. Compliance with Laws. Post is in compliance with and not in default under or in violation of any applicable Law, except for those violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect or materially delay, impede or prevent the Transactions.

Section 5.9. No Other Representations or Warranties. Except for the representations and warranties set forth in this Agreement and the other Transaction Agreements, neither Post nor any other Person makes or has made any express or implied representation or warranty with respect to Post or with respect to any other information provided to SpinCo or BellRing in connection with the Transactions. Without limiting the generality of the foregoing, neither Post nor any other Person will have or be subject to any liability or other obligation to SpinCo, BellRing or any other Person resulting from the distribution to SpinCo or BellRing (including their respective Representatives), or SpinCo’s or BellRing’s (or such Representatives’) use of, any such other information, including any information, documents, projections, forecasts or other materials made available to SpinCo or BellRing in connection with the Merger or the Separation, except as otherwise set forth in this Agreement.

ARTICLE VI

Representations and Warranties of SpinCo

Except as set forth in the correspondingly identified subsection of the Post Disclosure Schedule, SpinCo hereby represents and warrants to BellRing:

Section 6.1. Organization, Standing and Power.

(a) Each of SpinCo and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(b) Each of SpinCo and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(c) Prior to the Conversion, all of the issued and outstanding limited liability company membership interests of SpinCo are held by Post as SpinCo’s sole member. Following the Conversion and immediately following the consummation of the Merger, (i) the authorized capital stock of SpinCo shall consist of 500,000,000 shares of common stock, par value $0.01 per share and (ii) the number of issued and outstanding shares of SpinCo Common Stock shall equal (A) the number of such shares to be distributed to Post shareholders in the Distribution plus (B) the number of shares of Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time which converted into and become the right to receive SpinCo Common Stock pursuant to Section 4.1(a)(i). All outstanding equity interests of SpinCo have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of any subscription, preemptive or other rights, agreements or commitments of any kind or any Law, Contract or the organizational documents of SpinCo and, upon the Conversion, all outstanding shares of SpinCo Common Stock shall have been duly authorized, validly issued and be fully paid and nonassessable and shall not have been issued in violation of any options, warrants, calls, puts, convertible securities, exchangeable securities or subscription, preemptive or other rights, agreements or commitments of any kind, Law, Contract or the organizational documents of SpinCo. Except as set forth in this Section 6.1(c), there are no shares of capital stock, voting securities or equity interests of SpinCo issued and outstanding or any options, warrants, calls, puts, convertible securities, exchangeable securities or subscription, preemptive or other rights, agreements or commitments of any kind or character providing for the issuance of any shares of capital stock, voting securities or equity interests of SpinCo, including any representing the right to purchase or otherwise receive any shares of common stock or preferred stock of SpinCo. There are no capital appreciation rights, phantom stock plans or securities with participation rights or features or similar obligations and commitments with respect to SpinCo. There are no outstanding obligations of SpinCo to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants, calls, puts, convertible securities, exchangeable securities or subscription, preemptive or other rights, agreements or commitments of any kind or character to acquire any shares of capital stock, voting securities or equity interests) of SpinCo. There are no restrictions upon the voting or transfer of any shares of SpinCo Common Stock pursuant to any of SpinCo’s organizational documents or any Contract to which SpinCo or any of its Subsidiaries is a party.

(d) SpinCo has caused Merger Sub to be organized as a corporation under the Laws of the State of Delaware. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued and fully paid and nonassessable, were not issued in violation of any preemptive or subscription rights, Law, Contract or other organizational documents of Merger Sub and are owned by SpinCo free and clear of any Liens. Except as set forth in this Section 6.1(d), there are no shares of capital stock, voting securities or equity interests of Merger Sub issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Merger Sub, including any representing the right to purchase or otherwise receive any capital stock of Merger Sub. There are no capital appreciation rights, phantom stock plans or securities with participation rights or features, or similar obligations and commitments with respect to Merger Sub. There are no outstanding obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of its own capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests). There are no restrictions upon the voting or transfer of any Merger Sub equity interests pursuant to the organizational documents of Merger Sub or any Contract to which SpinCo or any of its Subsidiaries is a party.

(e) Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party and, subject to obtaining the consent of its sole stockholder, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Merger Sub of this Agreement and each of the other Transaction Agreements to which it is a party, and the consummation by Merger Sub of the Transactions, have been duly authorized and approved by its Boards of Directors, and except for obtaining the consent of its sole stockholder for the adoption of this Agreement and each of the other Transaction Agreements to which it is a party, no other corporate action on the part of Merger Sub is necessary to authorize the execution, delivery and performance by Merger Sub of this Agreement and each of the other Transaction Agreements to which it is a party, and the consummation by Merger Sub of the Transactions. This Agreement and each of the other Transaction Agreements to which it is a party has been duly executed and delivered by Merger Sub and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with their terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights or by general equitable principles.

(f) SpinCo has delivered to BellRing correct and complete copies of its formation, limited liability company agreement and other governing documents (the “SpinCo Charter Documents”) and correct and complete copies of the certificates of incorporation, bylaws and stockholders’ or governance agreements (or comparable organizational documents) of each of its Subsidiaries (the “SpinCo Subsidiary Charter Documents”), in each case as amended to the date of this Agreement. All such SpinCo Charter Documents and SpinCo Subsidiary Charter Documents are in full force and effect and neither SpinCo nor any of its Subsidiaries is in violation of any of their respective provisions.

(g) Each of SpinCo and Merger Sub was formed solely for the purpose of effecting the Merger (and, in the case of SpinCo, the Separation) and has not engaged in any business or other activities or conducted any operations other than in connection with the Transactions. Other than Merger Sub, prior to giving effect to the contribution described in Section 1.1(a), there are no Subsidiaries of SpinCo. Other than with respect to (i) SpinCo as of the Merger Effective Time (whose sole assets at such time will consist of cash, the Post Owned BellRing Share, the Post Owned BellRing LLC Units and the BellRing LLC Loan) and (ii) Merger Sub (whose sole assets will consist of nominal assets related to its formation), each of such Persons has no, and at all times prior to the Merger Effective Time shall have no, assets.

(h) Neither SpinCo nor Merger Sub has any Liabilities other than, after giving effect to the transactions contemplated by Section 8.13, (i) the SpinCo Debt in an amount not to exceed the SpinCo Total Debt Amount and (ii) Liabilities for fees and expenses incurred in connection with this Agreement that are the responsibility of SpinCo pursuant to the terms hereof. There are no issued or outstanding bonds, debentures, notes or other indebtedness of SpinCo or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of SpinCo or any of its Subsidiaries may vote.

Section 6.2. Authority; Noncontravention.

(a) SpinCo has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party. The execution, delivery and performance by SpinCo of this Agreement and the execution, delivery and performance by SpinCo of each other Transaction Agreement to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly approved by Post as the sole member of SpinCo, and no other limited liability company or other action on its part is necessary to authorize the execution and delivery by SpinCo of this Agreement and each other Transaction Agreement to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and each other Transaction Agreement to which SpinCo is a party, when executed and delivered, will be, duly executed and delivered by SpinCo and each is, or, when executed and delivered will be, a valid and binding obligation of SpinCo, enforceable against SpinCo in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights or by general equitable principles.

(b) Neither the execution and delivery of this Agreement or any of the other Transaction Agreements to which it is a party by SpinCo or any of its Subsidiaries, nor the consummation by SpinCo and its Subsidiaries of the transactions contemplated hereby or thereby, nor compliance by SpinCo and its Subsidiaries with any of the terms or provisions of this Agreement and each other Transaction Agreement to which it is a party, will (i) conflict with or violate any provision of the SpinCo Charter Documents or any of the SpinCo Subsidiary Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 6.3 are obtained and the filings referred to in Section 6.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to SpinCo or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of SpinCo or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or permit to which SpinCo or any of its Subsidiaries is a party, or by which they or any of their properties or assets may be bound or affected, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as have not had and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(c) The Merger Sub Board has (i) determined that this Agreement and each other Transaction Agreement to which Merger Sub or its Subsidiaries is a party and the transactions contemplated hereby and thereby are in the best interests of Merger Sub, its Subsidiaries and their respective stockholders and (ii) approved and declared advisable this Agreement and each other Transaction Agreement to which Merger Sub or its Subsidiaries is a party and the transactions contemplated hereby and thereby.

Section 6.3. Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, including the filing of the SpinCo Registration Statements and the BellRing Proxy Statement with the SEC, (ii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of NYSE, or (iii) the filing of the Certificate of Conversion (and, simultaneously therewith, the certificate of incorporation of SpinCo) and the Certificate of Merger with the Secretary of State of the State of Delaware, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement or any other Transaction Agreement to which SpinCo or any Subsidiary is a party by SpinCo or such Subsidiary and the consummation by SpinCo or any Subsidiary of the transactions contemplated hereby and thereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

Section 6.4. Undisclosed Liabilities. As of the Merger Effective Time, SpinCo and its Subsidiaries have no Liabilities that would be required to be reflected or reserved against on a consolidated balance sheet in accordance with GAAP or the notes thereto, other than, after giving effect to the transactions contemplated by Section 8.13, (i) the SpinCo Debt in an amount not to exceed the SpinCo Total Debt Amount and (ii) Liabilities for fees and expenses incurred in connection with this Agreement that are the responsibility of SpinCo pursuant to the terms hereof.

Section 6.5. Legal Proceedings. There are no Actions pending or threatened in writing by any Governmental Authority with respect to SpinCo or any of its Subsidiaries or Actions pending or threatened in writing against SpinCo or any of its Subsidiaries or any of their respective properties at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against SpinCo or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect or materially delay, impede or prevent the Transactions.

Section 6.6. Compliance with Laws. Each of SpinCo and its Subsidiaries is in compliance with and not in default under or in violation of any applicable Law, except for those violations that would have not had and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect or materially delay, impede or prevent the Transactions.

Section 6.7. No Other Representations or Warranties. Except for the representations and warranties set forth in this Agreement and the other Transaction Agreements, neither SpinCo nor any other Person makes or has made any express or implied representation or warranty with respect to SpinCo or with respect to any other information provided to Post or BellRing in connection with the Transactions. Without limiting the generality of the foregoing, neither SpinCo nor any other Person will have or be subject to any liability or other obligation to Post, BellRing or any other Person resulting from the distribution to Post or BellRing (including their respective Representatives), or Post’s or BellRing’s (or such Representatives’) use of, any such other information, including any information, documents, projections, forecasts or other materials made available to Post or BellRing in connection with the Merger or the Separation, except as otherwise set forth in this Agreement.

ARTICLE VII

Representations and Warranties of BellRing

Except as set forth in the correspondingly identified subsection of the disclosure schedule delivered by BellRing to Post and SpinCo simultaneously with the execution of this Agreement (the “BellRing Disclosure Schedule”), BellRing hereby represents and warrants to Post and SpinCo:

Section 7.1. Organization, Standing and Corporate Power.

(a) Each of BellRing and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on BellRing (a “BellRing Material Adverse Effect”).

(b) Each of BellRing and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a BellRing Material Adverse Effect.

Section 7.2. Capitalization.

(a) The authorized capital stock of BellRing consists of 500,000,000 shares of BellRing Class A Common Stock, one (1) share of BellRing Class B Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the “BellRing Preferred Stock”). At the close of business on October 22, 2021, (i) 39,510,430 shares of BellRing Class A Common Stock were issued and outstanding, (ii) no shares of BellRing Class A Common Stock were held by BellRing in its treasury, (iii) 1,135,246 shares of BellRing Class A Common Stock were reserved for issuance under the BellRing Plan, (iv) one (1) share of BellRing Class B Common Stock was issued and outstanding, (v) no shares of BellRing Class B Common Stock were held by BellRing in its treasury, and (vi) no shares of BellRing Preferred Stock were issued or outstanding. All outstanding shares of BellRing Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since October 22, 2021 to the date hereof, BellRing has not issued any shares of BellRing capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of BellRing capital stock, voting securities or equity interests.

(b) There are no outstanding obligations of BellRing or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of BellRing.

(c) There are no issued or outstanding bonds, debentures, notes or other indebtedness of BellRing or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of BellRing or any of its Subsidiaries may vote.

Section 7.3. Authority; Noncontravention.

(a) BellRing has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party. The execution, delivery and performance by BellRing of this Agreement and the execution, delivery and performance by BellRing of each other Transaction Agreement to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the BellRing Board and, subject to receipt of the BellRing Stockholder Approval, no other corporate or other action on its part is necessary to authorize the execution and delivery by BellRing of this Agreement and each other Transaction Agreement to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and each other Transaction Agreement to which BellRing is a party, when executed and delivered, will be, duly executed and delivered by BellRing and each is, or, when executed and delivered will be, a valid and binding obligation of BellRing, enforceable against BellRing in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights or by general equitable principles.

(b) Neither the execution and delivery of this Agreement or any of the other Transaction Agreements to which it is a party by BellRing, nor the consummation by BellRing of the transactions contemplated hereby or thereby, nor compliance by BellRing with any of the terms or provisions of this Agreement and each other Transaction Agreement to which it is a party, will (i) conflict with or violate any provision of the BellRing Charter Documents or any of the organizational documents of BellRing or its material Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 7.4 are obtained and the filings referred to in Section 7.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to BellRing or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of BellRing or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or permit to which BellRing or any of its Subsidiaries is a party, or by which it or any of its properties or assets may be bound or affected, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a BellRing Material Adverse Effect.

(c) The Special Committee has (i) determined that the transactions contemplated by this Agreement, including the Merger, are in the best interests of BellRing and its stockholders (other than Post, SpinCo or any of their respective Affiliates), (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and (iii) recommended that the BellRing Board approve and declare advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and recommend approval of this Agreement by the holders of shares of BellRing Common Stock (subject to Section 8.6).

(d) The BellRing Board, based on the recommendation of the Special Committee, has (i) determined that the transactions contemplated by this Agreement, including the Merger, are in the best interests of BellRing and its stockholders (other than Post, SpinCo or any of their respective Affiliates), (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and (iii) resolved to submit this Agreement to a vote of the holders of shares of BellRing Common Stock and recommend approval of this Agreement by the holders of shares of BellRing Common Stock (subject to Section 8.6).

(e) The affirmative vote (in person or by proxy) at the BellRing Stockholders Meeting, or any adjournment or postponement thereof, of (i) the holders of record of a majority in voting power of the shares of BellRing Common Stock outstanding entitled to vote thereon and (ii) the holders (other than Post, SpinCo and their respective Affiliates) of record of a majority in voting power of the shares of BellRing Common Stock outstanding entitled to vote thereon (other than shares of BellRing Common Stock owned or controlled by Post, SpinCo or any of their respective Affiliates) in favor of the adoption of this Agreement in accordance with applicable Law and the BellRing Charter Documents (collectively, the “BellRing Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of BellRing or any of its Subsidiaries which is necessary to adopt this Agreement.

Section 7.4. Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, including the filing of the SpinCo Registration Statements and the BellRing Proxy Statement with the SEC, (ii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of NYSE, or (iii) the filing of the Certificate of Conversion and the Certificate of Merger with the Secretary of State of the State of Delaware, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement or any other Transaction Agreement to which BellRing is a party by BellRing and the consummation by BellRing of the transactions contemplated hereby and thereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a BellRing Material Adverse Effect.

Section 7.5. SEC Documents; Undisclosed Liabilities.

(a) BellRing and its Subsidiaries have filed and furnished all BellRing SEC Documents. The BellRing SEC Documents, as of their respective effective dates (in the case of the BellRing SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other of the BellRing SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to the BellRing SEC Documents, and none of the BellRing SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Except (i) as reflected or otherwise reserved against on the balance sheet of BellRing and its consolidated Subsidiaries as of June 30, 2021 (including the notes thereto) included in the BellRing SEC Documents filed by BellRing and publicly available prior to the date of this Agreement, (ii) for Liabilities incurred since June 30, 2021 in the ordinary course of business consistent with past practice; (iii) for Liabilities set forth on Section 7.5(b) of the BellRing Disclosure Schedule; and (iv) for Liabilities incurred under or in accordance with this Agreement and the other Transaction Agreements to which BellRing is a party or in connection with the transactions contemplated hereby or thereby, BellRing has no Liabilities that would be required to be reflected or reserved against on a consolidated balance sheet of BellRing prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a BellRing Material Adverse Effect.

Section 7.6. Information Supplied. None of the information supplied (or to be supplied) by or on behalf of BellRing or any of its Subsidiaries specifically for inclusion or incorporation by reference in the SpinCo Registration Statements and the BellRing Proxy Statement will, (x) in the case of the BellRing Proxy Statement, at the time the BellRing Proxy Statement or any amendment or supplement thereto is mailed to the stockholders of BellRing or at the time of the BellRing Stockholders Meeting or, if applicable, at the time the BellRing Proxy Statement, or any amendment or supplement thereto, is filed with the SEC (as applicable), or (y) in the case of the SpinCo Registration Statements, at the time the SpinCo Registration Statements, or any amendment or supplement thereto, (i) are filed with the SEC or (ii) become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the BellRing Proxy Statement, in light of the circumstances under which they are made) not misleading. Notwithstanding the foregoing, BellRing makes no representation or warranty with respect to information supplied by or on behalf of Post for inclusion or incorporation by reference in any of the foregoing documents.

Section 7.7. Brokers and Other Advisors. Except for Lazard Frères & Co. LLC (“Lazard”), the fees and expenses of which will be paid in accordance with Section 8.16, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of BellRing or any of its Subsidiaries.

Section 7.8. No SpinCo Interest. BellRing does not Beneficially Own any shares of SpinCo Common Stock or Post Common Stock or any options or other rights to purchase or receive shares of SpinCo Common Stock or Post Common Stock, except as set forth in this Agreement. BellRing has not entered into or acquired any derivative contract with respect to any shares of SpinCo Common Stock or Post Common Stock or entered into any other hedging or other similar transaction that has the effect of providing BellRing with the economic benefits, voting rights or risks of ownership of any shares of SpinCo Common Stock or Post Common Stock (collectively, a “SpinCo Interest”).

Section 7.9. No Other Representations or Warranties. Except for the representations and warranties set forth in this Article VII, neither BellRing nor any other Person makes or has made any express or implied representation or warranty with respect to BellRing or with respect to any other information provided to Post or SpinCo in connection with the Transactions. Without limiting the generality of the foregoing, neither BellRing nor any other Person will have or be subject to any liability or other obligation to Post, SpinCo or any other Person resulting from the distribution to Post or SpinCo (including their respective Representatives), or Post’s or SpinCo’s (or such Representatives’) use of, any such other information, including any information, documents, projections, forecasts or other materials made available to Post or SpinCo in connection with the Merger or the Separation, except as otherwise set forth in this Agreement.

ARTICLE VIII

Additional Covenants and Agreements

Section 8.1. SpinCo Written Consent. Promptly following the execution of this Agreement, SpinCo shall deliver to Merger Sub a written consent, in its capacity as the sole stockholder of Merger Sub, in compliance with the DGCL, adopting this Agreement and approving the transactions contemplated herein, including the Merger, in accordance with the terms and conditions hereof (as the terms and conditions hereof may be amended, modified or waived), and shall deliver a copy of such consent to BellRing.

Section 8.2. Post Voting Agreement.

(a) Voting Commitment. Each of Post and SpinCo hereby agrees, during the Voting Period, to (i) appear at the BellRing Stockholders Meeting or any other meeting of the stockholders of BellRing (whether annual or special and whether or not an adjourned or postponed meeting), however called, for the purpose of obtaining the BellRing Stockholder Approval or otherwise cause the Post Owned BellRing Share and any other voting equity interests in BellRing held by Post, SpinCo or their respective Affiliates to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), in person or by proxy, the Post Owned BellRing Share (A) in favor of, and will otherwise support, the adoption of this Agreement and the transactions contemplated hereby, including the Merger, and (B) against (1) any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of BellRing in this Agreement or any other Transaction Agreement and (2) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect any of the transactions contemplated by this Agreement, including the Merger; provided, however, that, if a BellRing Board Recommendation Change has occurred, Post’s and SpinCo’s obligations under this Section 8.2 shall terminate and be of no further force or effect. Except as set forth in this Section 8.2, nothing herein shall limit the right of Post or SpinCo to vote in favor of, against or abstain with respect to any matter presented to the stockholders of BellRing.

(b) Other Voting Agreements. During the Voting Period, neither Post nor SpinCo shall enter into any agreement or understanding with any Person to vote or give any instruction in any manner inconsistent with Section 8.2(a).

(c) Transfer Restrictions. Each of Post and SpinCo hereby agrees, during the Voting Period, to not (i) directly or indirectly, sell, pledge, dispose of, encumber, assign, tender or otherwise transfer, or authorize the sale, pledge, disposition, encumbrance, assignment, tender or transfer of, or grant a proxy with respect to, the Post Owned BellRing Share and any other voting equity interests in BellRing held by Post, SpinCo or their respective Affiliates (each a “transfer” for purposes of this Section 8.2(c)), (ii) enter into or acquire a derivative contract with respect to the Post Owned BellRing Share and any other voting equity interests in BellRing held by Post, SpinCo or their respective Affiliates, enter into or acquire a futures or forward contract to deliver the Post Owned BellRing Share and any other voting equity interests in BellRing held by Post, SpinCo or their respective Affiliates or enter into any other hedging or other derivative, swap, “put-call,” margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of the Post Owned BellRing Share and any other voting equity interests in BellRing held by Post, SpinCo or their respective Affiliates (each a “constructive transfer” for purposes of this Section 8.2(c)), or (iii) otherwise enter into any contract, option or arrangement or understanding with respect to a transfer or constructive transfer of the Post Owned BellRing Share and any other voting equity interests in BellRing held by Post, SpinCo or their respective Affiliates. Any transfer or constructive transfer or attempted transfer or attempted constructive transfer in violation of this Agreement shall be void ab initio. In furtherance of the foregoing, each of Post and SpinCo hereby authorizes BellRing to instruct its transfer agent to enter a stop transfer order with respect to the Post Owned BellRing Share and any other voting equity interests in BellRing held by Post, SpinCo or their respective Affiliates.

(d) Waiver of Appraisal Rights. To the full extent permitted by law, each of Post and SpinCo hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal (including under Section 262 of the DGCL), any dissenters’ rights and any similar rights relating to the Merger that Post or SpinCo may directly or indirectly have by virtue of the ownership of the Post Owned BellRing Share and any other voting equity interests in BellRing held by Post, SpinCo or their respective Affiliates.

Section 8.3. Preparation of the SpinCo Registration Statements, BellRing Proxy Statement; Stockholder Meeting.

(a) SpinCo Registration Statements. As soon as practicable following the date of this Agreement, SpinCo and Post shall prepare, and BellRing shall assist and contribute to such preparation, and SpinCo shall, subject to BellRing’s consent (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned), file with the SEC the SpinCo Registration Statements, and the BellRing Proxy Statement will be included as a prospectus in the applicable SpinCo Registration Statement. Prior to filing the SpinCo Registration Statements or any amendment or supplement thereto with the SEC, SpinCo and Post shall provide BellRing and its counsel with a reasonable opportunity to review and comment on the SpinCo Registration Statements, and SpinCo and Post shall give reasonable and good faith consideration to any comments made by BellRing and its counsel. Post and SpinCo shall cause the SpinCo Registration Statements to comply in all material respects as to form with the requirements of the Securities Act, and any other applicable Law, except that Post and SpinCo shall have no such obligation with respect to statements made in the SpinCo Registration Statements based on information supplied by BellRing expressly for inclusion therein. Post and SpinCo shall use its reasonable best efforts to have the SpinCo Registration Statements declared effective under the Securities Act as promptly as practicable after such filing and keep the SpinCo Registration Statements effective for so long as necessary to consummate the Transactions and use reasonable best efforts to have any stop order suspending the effectiveness of the SpinCo Registration Statements lifted, reversed or otherwise terminated. SpinCo shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of SpinCo Common Stock in the Distribution and the Merger. Post shall furnish all information concerning Post and the holders of shares of Post Common Stock as may be reasonably requested by SpinCo in connection with any such action. No filing of, or amendment or supplement to, the SpinCo Registration Statements will be made without providing BellRing a reasonable opportunity to review and comment thereon. If at any time prior to the Merger Effective Time any information relating to Post, SpinCo or BellRing, or any of their respective Affiliates, directors or officers, should be determined by Post, SpinCo or BellRing as necessary to be included in an amendment or supplement to the SpinCo Registration Statements so that the SpinCo Registration Statements would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that so determines shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Post Common Stock, SpinCo Common Stock or BellRing Common Stock, as applicable. Post and SpinCo shall notify BellRing promptly (1) of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC, (2) of any request (whether written or oral) by the SEC or the staff of the SEC for amendments or supplements to the SpinCo Registration Statements or for additional information, (3) of the issuance by the SEC of any stop order suspending the effectiveness of the SpinCo Registration Statements or any order by the SEC or any other regulatory authority preventing or suspending the use of any prospectus under the SpinCo Registration Statements or the initiation or threatening of any proceedings for such purposes or (4) when the SpinCo Registration Statements or any amendment thereto has been filed or becomes effective. Post and SpinCo shall supply BellRing with copies of (x) correspondence between Post, SpinCo or any of their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the SpinCo Registration Statements or the Transactions and (y) all orders of the SEC relating to the SpinCo Registration Statements, and BellRing shall have a reasonable opportunity to participate in the response to any such comments or requests, including, as applicable, by participating with its counsel in any discussions or meetings with the SEC and commenting on proposed responses to the SEC or the staff of the SEC (such comments to be given reasonable and good faith consideration). Post and SpinCo shall mail (or otherwise transmit in accordance with applicable Law) the applicable SpinCo Registration Statements to the holders of Post Common Stock and SpinCo Common Stock, as applicable, as promptly as practicable after such SpinCo Registration Statements are declared effective under the Securities Act.

(b) BellRing Proxy Statement. As soon as practicable following the date of this Agreement, BellRing shall prepare, and Post and SpinCo shall assist and contribute to such preparation, and BellRing shall, subject to Post’s consent (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned), file with the SEC the BellRing Proxy Statement. Prior to filing the BellRing Proxy Statement or any amendment or supplement thereto with the SEC, BellRing will provide Post and its counsel with a reasonable opportunity to review and comment on the BellRing Proxy Statement, and BellRing shall give reasonable and good faith consideration to any comments made by Post and its counsel; provided that the foregoing shall not apply to any such amendment or supplement, or the making of any comments in respect thereof, arising out of or relating to a BellRing Board Recommendation Change. BellRing shall cause the BellRing Proxy Statement to comply in all material respects as to form with the requirements of the Exchange Act, and any other applicable Law, except that BellRing shall have no such obligation with respect to statements made in the BellRing Proxy Statement based on information supplied by Post expressly for inclusion therein. No filing of, or amendment or supplement to, the BellRing Proxy Statement will be made without Post’s consent (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned) or providing Post a reasonable opportunity to review and comment thereon. If at any time prior to the Merger Effective Time any information relating to Post, SpinCo or BellRing, or any of their respective Affiliates, directors or officers, should be determined by Post or BellRing as necessary to be included in an amendment or supplement to the BellRing Proxy Statement so that such document would not be false or misleading with respect to any material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that so determines shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC (subject to Post’s consent, which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned) and, to the extent required by Law, disseminated to the holders of BellRing Common Stock. BellRing shall promptly notify Post of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request (whether written or oral) by the SEC or the staff of the SEC for amendments or supplements to the BellRing Proxy Statement or for additional information and shall supply Post with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the BellRing Proxy Statement, and Post shall have a reasonable opportunity to participate in the response to any such comments or requests, including, as applicable, by participating with its counsel in any discussions or meetings with the SEC and commenting on proposed responses to the SEC or the staff of the SEC (such comments to be given reasonable and good faith consideration). BellRing shall mail (or otherwise transmit in accordance with applicable Law) the BellRing Proxy Statement to the holders of BellRing Common Stock as promptly as practicable after the applicable SpinCo Registration Statements are declared effective under the Securities Act.

(c) Stockholder Meeting. BellRing shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “BellRing Stockholders Meeting”) for the purpose of obtaining the BellRing Stockholder Approval. The BellRing Proxy Statement shall state that (subject to Section 8.6 hereof) BellRing recommends to its stockholders, through the BellRing Board (based on the recommendation of the Special Committee), adoption of this Agreement (the “BellRing Board

Recommendation”). Without limiting the generality of the foregoing (but subject to BellRing’s rights pursuant to Section 8.6), prior to the termination of this Agreement, BellRing’s obligations pursuant to the first sentence of this Section 8.3(c) shall not be affected by (A) the commencement, public proposal, public disclosure or communication to BellRing of any BellRing Takeover Proposal or (B) a BellRing Board Recommendation Change or the withdrawal or modification of the BellRing Board’s approval of, or the BellRing Special Committee’s recommendation that the BellRing Board approve, the Merger.

(d) Post, SpinCo and BellRing shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the SpinCo Registration Statements, the BellRing Proxy Statement or any other statement, filing, notice or application made by or on behalf of Post, BellRing or any of their respective Subsidiaries to any Governmental Authority in connection with the Merger and the other Transactions.

Section 8.4. Conduct of Business by SpinCo Pending the Transactions. Except as expressly required by this Agreement, any of the other Transaction Agreements or as required by applicable Law, during the period from the date of this Agreement to the earlier of the Merger Effective Time and the termination of this Agreement, SpinCo shall not, and shall not permit Merger Sub to, without the prior written consent of BellRing, engage in any business or other activity, including incurring any Liability. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Merger Effective Time and the termination of this Agreement, SpinCo shall not, and shall not permit Merger Sub (or, in the case of clause (e) only, any other Subsidiary of SpinCo following the contribution described in Section 1.1(a)) to, and Post shall not cause or permit SpinCo or Merger Sub (or, in the case of clause (e) only, any other Subsidiary of SpinCo following the contribution described in Section 1.1(a)) to, without the prior written consent of BellRing (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend the organizational documents of SpinCo (except as expressly required by this Agreement) or Merger Sub;

(b) sell, pledge, dispose of, encumber or otherwise transfer, or authorize the sale, pledge, disposition, encumbrance or transfer of, any of the Post Owned BellRing Share or the Post Owned BellRing LLC Units, except pursuant to Section 1.1(a);

(c) except as expressly required by this Agreement (including pursuant to the Separation, the Debt Exchange or the Conversion, in each case, in accordance with the terms hereof), make any changes in the capital structure of SpinCo or Merger Sub;

(d) enter into any transaction or any Contract which is not expressly required by this Agreement and the transactions contemplated thereby;

(e) take any action that would prevent, materially delay or materially impair (x) the consummation of the Merger and the other Transactions on a timely basis or (y) the ability of SpinCo to perform in all material respects its obligations under this Agreement; or

(f) agree, in writing or otherwise, to take any of the foregoing actions.

Section 8.5. Conduct of Business by BellRing Pending the Transactions.

(a) Except as permitted by this Agreement, any of the other Transaction Agreements or as required by applicable Law, or to the extent reasonably necessary or appropriate in response to the COVID-19 pandemic (and supported by documentation, information, data or other evidence reasonably substantiating such necessity or appropriateness) during the period from the date of this Agreement to the earlier of the Merger Effective Time and the termination of this Agreement, BellRing shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Post (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) (A) issue, grant, sell, pledge, dispose of or encumber, or authorize the issuance, grant, sale, pledge, disposition or encumbrance of, any shares of BellRing Common Stock, voting securities or equity interests or capital stock, voting securities or equity interests of any Subsidiary of BellRing of any class, or any subscriptions, options, warrants, calls, convertible or exchangeable securities or other rights, commitments or agreements of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest), in BellRing or any of its Subsidiaries, other than, (1) in connection with grants or awards made pursuant to the BellRing Plan in the ordinary course of business consistent with past practice or pursuant to a written offer letter or other agreement between BellRing or any of its Subsidiaries and an employee or other service provider in effect on the date hereof, (2) in connection with the settlement of BellRing Awards in accordance with the terms of the applicable award agreement and BellRing Plan, (3) as consideration in connection with any acquisition by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person that is not prohibited by the terms hereof, (4) in connection with any pledge, or the creation of any Lien, pursuant to the Credit Agreement or (5) in connection with transactions solely between BellRing or a wholly owned Subsidiary of BellRing, on the one hand, and any other wholly owned Subsidiaries of BellRing, on the other the hand; (B) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of BellRing Common Stock or otherwise make any payments to holders of BellRing Common Stock in their capacity as such, other than regular quarterly dividends consistent with past practice and any repurchases by BellRing of BellRing Common Stock; (C) split, combine, subdivide or reclassify any shares of BellRing Common Stock; or (D) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the BellRing Plan or any agreement evidencing any stock option or other right to acquire capital stock of BellRing or any restricted stock purchase agreement or any similar or related contract, including with respect to amendments to accelerate the vesting of any stock option or other right to acquire capital stock of BellRing;

(ii) directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person (other than a Subsidiary of BellRing) if such acquisition would reasonably be expected to impede or delay, in any material respect, the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement;

(iii) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in any Person (other than a Subsidiary of BellRing) if such investment would reasonably be expected to impede or delay, in any material respect, the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement;

(iv) other than in the ordinary course of business consistent with past practice, enter into any Contract (other than Contracts with directors, officers, employees or other service providers in respect of their employment with or service to BellRing and its Subsidiaries) providing for payments by BellRing or its Subsidiaries to the counterparty thereto, or by the counterparty thereto to BellRing or its Subsidiaries, in excess of $100,000 that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or result in the acceleration of any obligation or the vesting of any benefit as a result of the consummation of the Transactions; or

(v) agree, in writing or otherwise, to take any of the foregoing actions.

Section 8.6. BellRing Board Recommendation; Communications with BellRing Stockholders. The BellRing Board (based on the recommendation of the Special Committee) shall not withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the BellRing Board Recommendation in any manner adverse to Post or SpinCo (a “BellRing Board Recommendation Change”), except as expressly contemplated in clause (ii) of this Section 8.6. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (i) BellRing, the BellRing Board (based on the recommendation of the Special Committee) and the Special Committee shall not be prohibited from (x) taking and disclosing to the stockholders of BellRing a position contemplated by, or otherwise complying with, Rule 14e-2(a) or Rule 14d-9 (including making any “stop, look and listing” communication under Rule 14d-9(f) under the Exchange Act) or making any statement contemplated by, or otherwise complying with, Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (y) making any disclosure to the stockholders of BellRing if the Special Committee shall have determined in good faith (after consultation with outside legal counsel) that failure to so disclose such position would be reasonably likely to constitute a violation of applicable Law, and any such disclosure or statement described in this clause (i) shall not constitute a BellRing Board Recommendation Change unless the BellRing Board (based on the recommendation of the Special Committee) fails to expressly reaffirm the BellRing Board Recommendation in such disclosure or statement and (ii) the BellRing Board (based on the recommendation of the Special Committee) may effect a BellRing Board Recommendation Change if the BellRing Board (based on the recommendation of the Special Committee) or the Special Committee shall have determined in good faith (after consultation with outside legal counsel) that the failure of the BellRing Board (based on the recommendation of the Special Committee) to effect a BellRing Board Recommendation Change would reasonably be expected to be inconsistent with the BellRing Board’s fiduciary duties under applicable Law.

Section 8.7. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 8.3 (which shall exclusively govern any actions by the parties required in respect of any reports, schedules, forms certificates, prospectuses and registration statements, proxy and other statements required to be filed with the SEC in connection with the Transactions, including the SpinCo Registration Statements and the BellRing Proxy Statement), Section 8.6 and Section 8.7(b)), each of the parties hereto shall cooperate with the other parties and use its (and shall cause their respective Subsidiaries to use their) respective reasonable best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable on its part under this Agreement to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents.

(b) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other parties informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws, each of the parties hereto shall have the right to review in advance and approve (such approval not to be unreasonably withheld, delayed or conditioned) all of the information relating to such party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority by a party hereto in connection with the Transactions. No party hereto shall independently participate in any formal or informal meeting with any Governmental Authority in respect of any material communication or any filings, submissions, investigations or other inquiry, without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 8.7, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority or other Person with respect to the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, neither BellRing nor SpinCo (nor Post on behalf of SpinCo) shall, without the other party’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 8.7 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 11.1(a) so long as such party has up to then complied in all material respects with its obligations under this Section 8.7, (ii) require any party to offer, accept or agree to (A) dispose or hold separate (in trust or otherwise) any part of its businesses, operations, assets or product lines (or a combination of BellRing’s and SpinCo’s respective businesses, operations, assets or product lines) or otherwise rearrange the composition of its assets, (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, any party may carry on business in any part of the world (including such party’s freedom of action with respect to future acquisitions of assets or businesses or its full rights of ownership with respect to any assets and businesses held as of the date hereof or at the Closing) and/or (D) take any action to impose restrictions or limitations upon the exercise of full rights of ownership by any holder of capital stock of Post, BellRing or SpinCo, or otherwise to require the repurchase, redemption, deemed transfer, divestiture or other disposition (by forced sale or otherwise) of the capital stock held by any holder of shares of Post, BellRing or SpinCo, or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any of the Transactions as violative of any Antitrust Law.

Section 8.8. Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Post and BellRing. Thereafter, none of Post, SpinCo nor BellRing, nor any of their controlled Affiliates, shall issue or cause the publication of any press release or other written communication to the public (to the extent that the substance of such press release or other written communication has not previously been issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the Transactions without the prior consent of the other parties (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned), except as may be required by Law or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release or as may be desirable in connection with the intended Tax treatment of the Transactions (in which case such party, to the extent such party is reasonably able to do so, shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party). Notwithstanding anything herein to the contrary, each party acknowledges and agrees that any party or its Affiliates may, without the consent or approval of any other party, disclose the existence and terms of this Agreement and the Transactions (a) in any report, statement, exhibit or other document that it files with the SEC or any other Governmental Authority, or in any other document in which any such reports, statements exhibits or other documents are incorporated by reference, (b) in any disclosure that is substantially consistent with prior disclosures permitted by this Section 8.8, including (i) in response to questions from the press, analysts, investors or those attending industry conferences, (ii) to any current or prospective customer, vendor, supplier or other Person with which such party or any of its Affiliates does or may do business and (iii) in any internal announcements to employees or (c) in connection with any dispute between parties to this Agreement.

Section 8.9. Confidentiality. During the period from the date of this Agreement to the earlier of the Merger Effective Time and the termination of this Agreement, each party shall keep confidential and not make any public announcement or similar publicity concerning this Agreement, the Transactions or the details relating thereto, without first obtaining the prior consent of the other parties (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned); provided, however, that nothing contained herein shall prohibit (i) disclosures required to be made pursuant to the covenants set forth in Section 8.3 or Section 8.8, (ii) disclosures required by applicable federal or state securities Laws, or (iii) any party from making any public announcement following reasonable notice to the other parties if such party determines in good faith, on the advice of legal counsel, that such public disclosure is required by applicable Law, in which case such party shall use reasonable best efforts to have such statements be consistent in substance with prior disclosures or announcements that were permitted under this Section 8.8 or to coordinate with the other parties in determining the appropriate form and scope of such disclosure.

Section 8.10. Notification of Certain Matters. During the period from the date of this Agreement to the earlier of the Merger Effective Time and the termination of this Agreement, Post and SpinCo shall give prompt notice to BellRing, and BellRing shall give prompt notice to Post and SpinCo, of (i) any written notice or other substantive communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement or another Transaction Agreement to be untrue in such a manner so as to cause the failure of any of the conditions set forth in Section 9.2(a) or Section 9.3(b), as applicable, to be satisfied, and (iii) any failure of such party to perform or comply with any covenant or agreement to be performed or complied with by it hereunder in such a manner so as to cause the failure of any of the conditions set forth in Section 9.2(b), Section 9.2(c) or Section 9.3(b), as applicable, to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 8.10 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement, (y) limit the remedies available to the party receiving such notice or (z) prejudice the party giving such notice with respect to the matters contemplated by such notice solely by virtue of having delivered such notice; provided further that any party’s failure to perform or comply with its obligations under this Section 8.10 shall not be considered a failure to perform or comply with such party’s obligations hereunder for purposes of Section 9.2(b), Section 9.2(c) or Section 9.3(b), as applicable, unless the underlying factor or event would independently result in the failure of the condition set forth in Section 9.2(b), Section 9.2(c) or Section 9.3(b), as applicable, to be satisfied.

Section 8.11. Indemnification by SpinCo and Post.

(a) SpinCo hereby covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, from and after the Closing, to indemnify, defend and hold harmless the Post Entities from and against any Losses incurred by the Post Entities to the extent arising out of or relating to the assets and businesses owned or operated by the SpinCo Entities before or after the Closing, including any Losses to the extent resulting from any Liability of the SpinCo Entities, whether incurred before or after the Closing (except to the extent provided in Section 8.11(b)).

(b) Post hereby covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, from and after the Closing, to indemnify, defend and hold harmless the SpinCo Entities from and against any Losses incurred by the SpinCo Entities to the extent arising out of or relating to the assets and businesses owned or operated by the Post Entities before or after the Closing, including any Losses to the extent resulting from any Liability of the Post Entities, whether incurred before or after the Closing.

(c) Exclusions.

(i) The indemnification provisions set forth in Section 8.11(a) and Section 8.11(b) are not intended to cover any Losses incurred by any SpinCo Entity or any Post Entity pursuant to any Contract in effect after the Merger Effective Time between any Post Entity, on the one hand, and any SpinCo Entity, on the other hand, and shall not be deemed to modify any obligations or liabilities under any Transaction Agreement.

(ii) In no event will any Indemnitor be liable to any Indemnitee under Section 8.11(a) and Section 8.11(b) for any consequential (except to the extent that such damages are reasonably foreseeable or otherwise constitute actual damages) or punitive damages; provided that the foregoing will not be interpreted to limit indemnification for any such Losses incurred as a result of the assertion by a claimant (other than a SpinCo Entity or a Post Entity) of a Third-Party Claim for consequential or punitive damages solely to the extent that such damages are determined to be payable in a final determination.

(iii) For the avoidance of doubt, the provisions of Section 8.11(a) and Section 8.11(b) are not intended to apply to any Loss, claim or Liability to which the provisions of the SpinCo Tax Matters Agreement are applicable.

(d) Indemnification Procedures.

(i) In connection with any indemnification provided for in this Section 8.11, the party seeking indemnification (the “Indemnitee”) will give the party from which indemnification is sought (the “Indemnitor”) prompt written notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 8.11(d), and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (which shall not be conclusive as to the amount of such Losses, in each case, in reasonable detail, to the extent known), whether or not involving a Third-Party Claim (as defined below). Without limiting the generality of the foregoing, in the case of any Action commenced by a third party for which indemnification is being sought (a “Third-Party Claim”), such written notice will be given no later than ten (10) Business Days following receipt by the Indemnitee of written notice of such Third-Party Claim. Failure by any Indemnitee to so notify the applicable Indemnitor will not affect the rights of such Indemnitee under this Agreement except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third Party Claim. The Indemnitee will deliver with such notice copies of all notices, court papers and other documents received by the Indemnitee relating to such Third-Party Claim.

(ii) After receipt of a notice pursuant to Section 8.11(d)(i) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects within thirty (30) days receipt of such notice (or such lesser period (as set forth in such notice pursuant to Section 8.11(d)(i) as may be required by court proceedings in the event of a litigated matter)), to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor’s cost, risk and expense, upon written notice to the Indemnitee of such election. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee’s consent if such settlement (A) makes no admission or acknowledgment of violation of Law, Liability or culpability with respect to the Indemnitee, (B) includes in customary form a complete release of, or a dismissal with prejudice of all claims against, the Indemnitee and (C) does not seek any relief against the Indemnitee other than the payment of money damages to be borne in full by the Indemnitor. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee’s name of appropriate cross-claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof. If the Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor (“Separate Legal Defenses”), or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel of one firm of attorneys reasonably acceptable to the Indemnitor to handle and defend such Third-Party Claim; provided, that, if such Third-Party Claim can be reasonably separated between those portion(s) for which Separate Legal Defenses are available (“Separable Claims”) and those for which no Separate Legal Defenses are available, the Indemnitee will instead have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend the Separable Claims, and the Indemnitor will not have the right to control the defense or investigation of such Separable Claims (and, in which case, the Indemnitor will have the right to control the defense or investigation of the remaining portion(s) of such Third-Party Claim).

(iii) If, after receipt of a notice pursuant to Section 8.11(d)(i) with respect to any Third-Party Claim as to which indemnification is available hereunder, the Indemnitor does not undertake to defend any such Third-Party Claim within thirty (30) days after receipt of such notice (or such lesser period (as set forth in such notice pursuant to Section 8.11(d)(i) as may be required by court proceedings in the event of a litigated matter)), as well as during the period prior to the Indemnitor providing notice that it will undertake such defense, the Indemnitee may, but will have no obligation to, assume its own defense, at the expense of the Indemnitor (including reasonable and documented outside attorneys’ fees and costs), it being understood that the Indemnitee’s right to indemnification for such Third-Party Claim shall not be adversely affected by its assuming the defense of such Third-Party Claim, and the Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee. The Indemnitee may not settle any Third-Party Claim with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed, unless (A) the Indemnitor had the right under this Section 8.11 to undertake control of the defense of such Third-Party Claim and failed to do so within thirty days of receipt of such notice pursuant to Section 8.11(d)(i) (or such lesser period as may be required by court proceedings in the event of a litigated matter), or (B) (1) the Indemnitor does not have the right to control the defense of the entirety of such Third-Party Claim pursuant to Section 8.11(d)(ii) or (2) the Indemnitor does not have the right to control the defense of any Separable Claim pursuant to Section 8.11(d)(ii) (in which case such settlement may only apply to such Separable Claims), the Indemnitee provides reasonable notice to Indemnitor of the settlement, and such settlement (x) makes no admission or acknowledgment of violation of Law, Liability or culpability with respect to the Indemnitor, (y) includes in customary form a complete release of, or a dismissal with prejudice of all claims against, the Indemnitee and (z) does not seek any relief against the Indemnitee for which the Indemnitor is responsible other than the payment of money damages to be borne in full by the Indemnitor.

(iv) The Indemnitor and the Indemnitee shall use commercially reasonable efforts to avoid production of confidential information, and to cause all communications among employees, counsel and others representing any party with respect to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privilege.

(v) The Indemnitor shall pay all amounts payable pursuant to this Section 8.11 by wire transfer of immediately available funds, promptly following receipt from an Indemnitee of a bill, together with all accompanying reasonably detailed backup documentation, for any Losses that are the subject of indemnification hereunder, unless the Indemnitor in good faith disputes the amount of such Losses or whether such Losses are covered by the Indemnitor’s indemnification obligation in which event the Indemnitor shall promptly so notify the Indemnitee. In any event, the Indemnitor shall pay to the Indemnitee, by wire transfer of immediately available funds, the amount of any Losses for which it is liable hereunder no later than three (3) Business Days following any final determination of the amount of such Losses and the Indemnitor’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing or (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment.

(vi) If the indemnification provided for in this Section 8.11 shall, for any reason other than by the terms of the indemnification provided for in this Section 8.11, be unavailable or insufficient to hold harmless an Indemnitee in respect of any Losses for which it is entitled to indemnification hereunder, then the Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnitor on the one hand and the Indemnitee on the other hand with respect to the matter giving rise to such Losses.

(vii) The remedies provided in this Section 8.11 shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against an Indemnitor, subject to Section 8.11(d)(iii).

(viii) To the fullest extent permitted by applicable law, the Indemnitor will indemnify the Indemnitee against any and all reasonable fees, costs and expenses (including reasonable and documented outside attorneys’ fees), incurred in connection with the enforcement of his, her or its rights under this Section 8.11.

(e) Adjustments to Liabilities.

(i) If, notwithstanding Section 8.11(d)(v), an Indemnitee receives any payment from an Indemnitor in respect of any Losses and the Indemnitee recovers from a third-party insurance proceeds or any other amount in respect of the underlying claim or demand asserted pursuant to this Article VIII against such Indemnitor, such Indemnitee shall promptly (and in any event, within five (5) Business Days) pay over to the Indemnitor such insurance proceeds or other amount so recovered (after deducting therefrom the amount of reasonable and documented out of pocket expenses actually incurred by it in procuring such recovery and any increases in premiums), but not in excess of the sum of (A) any amount previously paid by the Indemnitor to or on behalf of the Indemnitee in respect of such claim and (B) any reasonable and documented out of pocket amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

(ii) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being understood and agreed that no insurer or any other third party shall be entitled to a “wind fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

Section 8.12. Director and Officer Indemnification.

(a) From and after the Merger Effective Time, the Surviving Corporation shall indemnify the individuals who at or prior to the Merger Effective Time were directors or officers of BellRing, SpinCo or Merger Sub (each, a “D&O Indemnified Person”) with respect to all Losses arising from acts or omissions by them in their capacities as such at any time prior to the Merger Effective Time, to the fullest extent (i) required by the BellRing Charter Documents, SpinCo Charter Documents or SpinCo Subsidiary Charter Documents) as in effect on the date of this Agreement, (ii) required by any indemnification agreement between BellRing, SpinCo or Merger Sub and any such director or officer as in effect on the date hereof or as of the Merger Effective Time or (iii) permitted under applicable Law (the “D&O Indemnified Losses”). Without limiting the generality of the foregoing, the D&O Indemnified Losses shall include reasonable costs of prosecuting a claim under this Section 8.12. For six years after the Merger

Effective Time, the Surviving Corporation shall periodically advance or reimburse each D&O Indemnified Person for all reasonable fees and expenses constituting D&O Indemnified Losses as such fees and expenses are incurred; provided that, as a condition to such advancement or reimbursement, such D&O Indemnified Person executes an undertaking pursuant to which such D&O Indemnified Person shall agree to promptly repay to the Surviving Corporation the amount of any such reimbursement if it shall be judicially determined by judgment or order not subject to further appeal or discretionary review that such D&O Indemnified Person is not entitled to be indemnified by the Surviving Corporation in connection with such matter. In the event that the Surviving Corporation sells, transfers or leases all of or substantially all of its assets or is not a surviving corporation in any merger, consolidation or other business combination in which it may enter with any Person, the Surviving Corporation shall, as a condition to any such transaction, cause such purchaser or such surviving corporation, as the case may be, to assume the Surviving Corporation’s obligations under this Section 8.12 upon the consummation of such transaction (unless such obligations are assumed by operation of Law (including by operation of Law in a merger)).

(b) For six years after the Merger Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance (“D&O Liability Insurance”) in respect of loss from claims and/or investigations concerning acts or omissions first occurring prior to the Merger Effective Time (including for acts or omissions occurring in connection with the Transaction Agreements and the consummation of the Transactions) which become known after the Merger Effective Time (“Tail Coverage”) covering each D&O Indemnified Person (but only to the extent such insureds incur loss from claims or investigations relating to BellRing, SpinCo or Merger Sub, as applicable) with no less favorable terms with respect to coverage than those of BellRing’s D&O Liability Insurance policy in effect on the date hereof; provided that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premium payable under BellRing’s D&O Liability Insurance policy in effect on the date hereof; provided further that, if the annual premiums payable for such Tail Coverage exceeds such amount, then the Surviving Corporation shall obtain a policy with the greatest coverage available for an annual cost equal to such amount.

(c) The rights of each D&O Indemnified Person and his or her heirs and legal representatives under this Section 8.12 shall be in addition to any rights such D&O Indemnified Person may have under the certificate of incorporation or bylaws of SpinCo, Merger Sub, the Surviving Corporation, BellRing and any of their respective Subsidiaries, under any agreement of any D&O Indemnified Person with any such entity, under Delaware Law or under any other applicable Law.

(d) The obligations of the Surviving Corporation shall not be terminated or modified in such a manner as to adversely affect the rights of any D&O Indemnified Person to whom this Section 8.12 applies unless (x) such termination or modification is required by applicable Law or (y) the affected D&O Indemnified Person shall have consented in writing to such termination or modification.

(e) The D&O Indemnified Persons to whom this Section 8.12 applies shall be third party beneficiaries of this Section 8.12. The provisions of this Section 8.12 are intended to be for the benefit of each D&O Indemnified Person and his or her heirs.

Section 8.13. Debt Exchange.

(a) Subject to Section 8.13(b), Post shall, prior to the Distribution, (i) cause SpinCo to issue to Post debt securities (“SpinCo Notes”) in an aggregate principal amount equal to the SpinCo Notes Amount and containing the terms described in paragraph (b) below, (ii) use its reasonable best efforts to cause the Debt Exchange to be consummated in a process to be managed by Post, and (iii) keep BellRing informed of all material developments relating to the foregoing, and provide to BellRing copies of the material definitive documents and such other information and documentation related to the Debt Exchange as shall be reasonably requested by BellRing. Subject to Section 8.13(b), prior to the Post-Merger Transactions, SpinCo shall borrow an amount not to exceed the SpinCo Loans Amount of term loan and/or revolving credit facility borrowings containing the terms described in paragraph (b) below (the “SpinCo Loans” , and collectively with the SpinCo Notes, the “SpinCo Debt”).

(b) In connection with the borrowing and/or issuance of the SpinCo Debt, the Debt Exchange and any subsequent offering, syndication and/or sale of the SpinCo Notes by the Debt Exchange Parties, (A) Post (in consultation with BellRing) shall manage the negotiations in connection with the consummation of the Debt Exchange and the selection of investment banking advisors with respect thereto and shall keep BellRing reasonably informed of all material developments with respect thereto, (B) Post shall manage the negotiations in connection with the borrowing and/or issuance and offering, syndication and/or sale of the SpinCo Debt in consultation with BellRing; provided that the precedent documentation for the SpinCo Debt and the terms and conditions of the SpinCo Debt, including the guarantee structure, covenants, registration rights and “baskets” shall be subject to prior written approval by BellRing, (C) Post and its financial, legal, accounting and other advisors shall prepare all initial and revised drafts of all documentation relating to the borrowing and/or issuance of the SpinCo Debt and the consummation of the Debt Exchange and any subsequent offering, syndication and/or sale of the SpinCo Notes by the Debt Exchange Parties (based on and consistent with precedent documentation agreed upon by BellRing pursuant to clause (B) above), subject to BellRing and its financial, legal, accounting and other advisors being given a reasonable opportunity to review and comment on all such drafts; provided, however, that Post shall, in consultation with BellRing, designate co-active and passive bookrunning managing placement agents, co-active and passive bookrunning managing initial purchasers, other initial purchasers and co-managers, as applicable, that are reasonably acceptable to Post and BellRing in connection with the borrowing and/or issuance of SpinCo Debt and any subsequent offering, syndication and/or sale of the SpinCo Notes by the Debt Exchange Parties and (D) the financial, legal, accounting and other advisors for Post, SpinCo and BellRing shall be directed to take, or cause to be taken, all actions, and do, or cause to be done, all other things reasonably necessary to facilitate the borrowing and/or issuance of the SpinCo Debt, the Debt Exchange and any subsequent offering, syndication and/or sale of the SpinCo Notes by the Debt Exchange Parties as reasonably directed by Post (without prejudice to the foregoing clauses (A) through (C)). Each of BellRing and Post shall cooperate in good faith in connection with the preparation of all documents and the making of all filings required in connection with the borrowing and/or issuance of the SpinCo Debt and the consummation of the Debt Exchange and any subsequent offering, syndication and/or sale of the SpinCo Notes by the Debt Exchange Parties, including by promptly furnishing each other all information concerning it and its Subsidiaries (including preliminary monthly or quarterly financial data to the extent available) that may be required or reasonably requested in connection therewith. BellRing shall use commercially reasonable efforts, and shall use commercially reasonable efforts to cause its Subsidiaries and the officers and employees of it and its Subsidiaries, in each case, to provide to Post such reasonable cooperation in connection with the borrowing and/or issuance of the SpinCo Debt, the arrangement of the Debt Exchange and any subsequent offering, syndication and/or sale of the SpinCo Notes by the Debt Exchange Parties as is reasonably necessary and customary for the borrowing and/or issuance and offerings or syndication of securities in form and substance similar to the SpinCo Debt including (i) participating in a reasonable number of meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with ratings agencies in connection with the marketing of the SpinCo Debt, in each case, with appropriate advance notice and at times and locations to be mutually agreed between BellRing and Post; (ii) assisting in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents reasonably required to consummate the borrowing and/or issuance of the SpinCo Debt and the Debt Exchange and any subsequent offering, syndication and/or sale of the SpinCo Notes by the Debt Exchange Parties; (iii) assisting in the preparation of and executing and/or delivering customary underwriting placement, credit, guarantee, purchase, indemnification, registration rights and other definitive financing agreements and executing and delivering in a timely manner such other certificates and documents, including solvency certificates, comfort letters, authorization letters, consents, pledge and security documents and perfection certificates, as may reasonably be required in connection with the foregoing; and (iv) assisting the financing sources and the exchange agent in the Debt Exchange (including by providing customary certificates and representation letters) in obtaining from its independent auditors auditor comfort letters (including customary “negative assurance”) and consents or authorization letters to the inclusion of auditor reports in marketing materials for the SpinCo Debt. The SpinCo Loans shall (x) be senior secured first-lien borrowings and have a term of four or five years and shall be prepayable at any time, without premium or penalty, and (y) otherwise be subject to covenants and other terms and conditions that are consistent in all material respects with market practice for borrowers with the investment rating assigned to SpinCo taking into account the expected Merger and other transactions contemplated hereby (including (i) a customary provision to the effect that a change of control transaction constitutes an event of default giving lenders the right to cause the principal amount of the borrowings and any accrued but unpaid interest thereon immediately due and payable and (ii) other customary prepayment provisions). The SpinCo Notes shall (x) be unsecured obligations and have a term of ten years (and shall not be callable until five years from issuance, except in the event the Distribution does not occur; provided that, notwithstanding the foregoing, the terms of the SpinCo Notes shall provide that SpinCo may, at its option, call all or a portion of the SpinCo Notes in cash during such five-year period at a make whole price (calculated in a customary manner to be mutually agreed by BellRing and Post) with a discount rate based on U.S. Treasury notes with a maturity closest to the date that is five years after the date the SpinCo Notes are issued plus 50 basis points) and (y) otherwise be subject to covenants and other terms and conditions that are consistent in all material respects with market practice for issuers with the investment rating assigned to SpinCo taking into account the expected Merger and other transactions contemplated hereby (including (x) the requirement of SpinCo to offer to repurchase the SpinCo Notes from holders at 101% of the aggregate principal amount, plus accrued and unpaid interest thereon, in connection with certain change of control transactions, (y) customary mandatory offer provisions associated with asset sales and other similar events, subject to reinvestment provisions) and (z) customary “cleanup” redemptions of SpinCo in connection with certain change of control transactions. Notwithstanding the foregoing, none of BellRing or any of its Subsidiaries shall be required under this Section 8.13(c) to (1) take any action that would unreasonably and materially interfere with the ongoing business or operations of BellRing or any of its Subsidiaries, (2) (except as specifically provided above in this Section 8.13(b)) enter into or approve any agreement or other documentation effective prior to the Closing, including requiring BellRing, any of its Subsidiaries or any of their respective governing bodies to approve or authorize the borrowing, issuance and/or guarantee of the SpinCo Debt or the Debt Exchange unless such resolutions are contingent upon the occurrence of, or only effective as of, the Closing, (3) take any action that would conflict with or violate any of any of the organizational documents of BellRing or any of its Subsidiaries or any Law or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any confidentiality obligation, (4) cause any director, officer, employee or stockholder of BellRing or any of its Subsidiaries to incur any personal liability, or (5) provide access to or disclose information that would jeopardize any attorney-client privilege of BellRing or any of its Subsidiaries or which is restricted or prohibited under applicable Law (provided that BellRing and its Subsidiaries shall use commercially reasonable efforts to grant such access or provide such disclosure in a manner which would not jeopardize such privilege or contravene any such Law).

(c) In connection with the Transactions, (i) on or as promptly as practicable after the date that is two weeks following the Closing Date, BellRing and its Subsidiaries that guarantee the SpinCo Loans shall provide a guarantee of the SpinCo Notes on a senior unsecured basis and (ii) on the Closing Date, BellRing and its Subsidiaries (subject to customary exceptions for “excluded subsidiaries”) shall provide a guarantee of the SpinCo Loans on a secured first-lien basis, which guarantees are, in each case, pari passu in right of payment with the other senior debt of BellRing and its Subsidiaries.

(d) At least three (3) Business Days prior to the launch of any “road show” or marketing with respect to the SpinCo Debt, Post shall deliver to BellRing a statement (the “Transaction Statement”) setting forth Post’s good faith calculations of (i) the Total SpinCo Debt Amount, (ii) the SpinCo Notes Amount, (iii) the SpinCo Loans Amount, (iv) the Negative Capital Account, (v) the Post Distribution Amount and (vi) the Cash Consideration Amount, together with reasonable supporting detail of the calculation of therein. The calculations set forth in the Transaction Statement shall be calculated in accordance with the terms of this Agreement. Following delivery of the Transaction Statement, Post and BellRing shall discuss in good faith any necessary modifications to the calculations set forth therein.

(e) On or prior to the Closing Date, BellRing shall prepay or cause BellRing LLC to prepay an amount of the outstanding indebtedness under the Credit Agreement equal to (i) BellRing LLC’s available cash (other than any restricted, trapped or otherwise unalienable or freely usable cash) as of such repayment date minus (ii) such amounts as may be required for (A) ordinary course working capital needs of BellRing LLC as determined by BellRing in good faith in consultation with Post and (B) the payment of all fees and expenses related to or incurred in connection with this Agreement, each other Transaction Agreement, the Merger and the consummation of the Transactions.

Section 8.14. Transaction Agreements.

(a) Post, SpinCo and BellRing agree (i) during the Pre-Closing Period, to negotiate and agree in good faith to the terms of the A&R Employee Matters Agreement in a manner consistent with the terms set forth on Exhibit H and (ii) to execute and deliver, and cause their Affiliates to execute and deliver, as applicable, such agreement prior to or upon the Closing.

(b) Post, SpinCo and BellRing agree to execute and deliver, and cause their Affiliates to execute and deliver, as applicable, the SpinCo Tax Matters Agreement, the A&R Master Services Agreement, the Registration Rights Agreement, the A&R Trademark and Domain Name License Agreement and the A&R Legal Engagement Letter, each in the forms attached hereto, prior to or upon the Closing.

Section 8.15. Defense of Litigation. Each of Post, SpinCo, Merger Sub and BellRing shall use its reasonable best efforts to defend against all actions, suits or proceedings in which such party and/or its directors or officers is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the Transactions (“Transaction Litigation”). Each of Post, SpinCo, Merger Sub and BellRing shall promptly notify the other parties (and BellRing shall notify the Special Committee) of any such Transaction Litigation and give the other parties the opportunity to participate (subject to executing joint defense or common interest agreements where necessary or useful for this purpose) in the defense of any such Transaction Litigation, and keep the other parties reasonably informed with respect to the status thereof. None of Post, SpinCo, Merger Sub or BellRing shall compromise, offer to settle, agree to any settlement of or come to any arrangement regarding any such Transaction Litigation or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without Post and the Special Committee’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 8.16. Fees and Expenses. Except as set forward in the following sentence, all fees and expenses incurred in connection with this Agreement, each other Transaction Agreement, the Merger and the consummation of the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. In the event that the Merger is consummated, SpinCo shall be responsible for (and shall reimburse prior to or at the Closing any other Person in respect of) (a) all out of pocket, third party fees and expenses related to the borrowing and/or issuance of the SpinCo Debt, including all underwriting, sale, distribution, placement, commitment, ticking, funding, upfront or other fees and all indemnity claims, whether incurred prior to or subsequent to Closing, other than in each case any fees and expenses of each party’s counsel, accountants, consultants and other advisors and (b) all printing and mailing costs associated with the SpinCo Registration Statements, the BellRing Proxy Statement and any SEC filing fees relating to the Transactions; provided that in the event that the Merger is not consummated, such fees and expenses shall be borne by Post and BellRing pro rata in proportion to their indirect ownership of BellRing LLC Units as of the date hereof (with any reimbursements paid as promptly as practicable following any termination of this Agreement prior to the occurrence of the Closing). For the avoidance of doubt, Post shall solely be responsible for all out of pocket, third party fees and expenses related to the borrowing and/or issuance of the Debt Exchange and (i) the financial advisory fees of JPM, Evercore and any other advisors required to be set forth on Section 5.6 of the Post Disclosure Schedule, (ii) the legal fees of Cleary Gottlieb Steen & Hamilton LLP, (iii) the fees of Ernst & Young LLP (“EY”) and (iv) the fees of PricewaterhouseCoopers LLP (“PwC”) with respect to advice and services to Post; and BellRing shall solely be responsible for (A) the financial advisory fees of Lazard incurred by BellRing, (B) the legal fees of Simpson Thacher & Bartlett LLP and (C) the fees of PwC with respect to advice and services to BellRing.

Section 8.17. Tax Matters.

(a) Prior to the Closing, none of Post, Spinco or BellRing or any of their respective Subsidiaries, shall take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act would reasonably be expected to cause a Tax-Free Transaction Failure, except as required by applicable Law or any of the other Transaction Agreements.

(b) Post shall use commercially reasonable efforts to obtain the 355 Tax Opinion; provided that, for the avoidance of doubt, if necessary, Post shall engage an alternative nationally recognized accounting firm or law firm in connection with obtaining the 355 Tax Opinion.

(c) BellRing shall use commercially reasonable efforts to obtain the BellRing Tax Opinion; provided that, for the avoidance of doubt, each of BellRing shall if necessary, engage an alternative nationally recognized accounting firm or law firm in connection with obtaining the BellRing Tax Opinion.

(d) In the event that, despite the parties’ compliance with their respective obligations under Section 8.17(c), BellRing cannot obtain the BellRing Tax Opinion as a result of the failure of the Merger to satisfy the requirements of Section 368(a)(2)(E)(ii) of the Code, Merger Sub shall form a new Delaware corporation that is a direct, wholly owned subsidiary of SpinCo (“Alternative Merger Sub”), and the parties hereto shall undertake the transactions contemplated by this Agreement in the form of (i) a merger of Alternative Merger Sub with and into BellRing, with BellRing as the surviving corporation and (ii) immediately thereafter, a merger of BellRing with and into Merger Sub, with Merger Sub as the surviving corporation (such steps (i) and (ii) together, the “Alternative Transaction Structure”). In connection with the adoption and execution of the Alternative Transaction Structure, the parties hereto shall negotiate in good faith such amendments to this Agreement as may be reasonably required in order to execute such Alternative Transaction Structure and each of BellRing, Post and SpinCo shall continue to use commercially reasonable efforts to obtain the BellRing Tax Opinion, which opinions shall address the Alternative Transaction Structure.

(e) Notwithstanding anything to the contrary in this Agreement, none of SpinCo, BellRing, Post or any of their respective Subsidiaries shall have any obligation to indemnify any other party under this Agreement for any loss, taxes, damages, expenses or other liability to which the provisions of the SpinCo Tax Matters Agreement or the Tax Receivable Agreement are applicable.

(f) Notwithstanding anything to the contrary set forth in the Tax Receivable Agreement, Post hereby waives the application of Article IV of the Tax Receivable Agreement to any of the transactions contemplated by this Agreement, each other Transaction Agreement, the Merger (or, if applicable, the Alternative Transaction Structure) or the consummation of the Transactions and agrees that no transaction contemplated by this Agreement or any other Transaction Agreement shall be deemed to be a “Change of Control” for purposes of the Tax Receivable Agreement.

(g) Each party shall cause drafts of the facts represented and representations made with respect to the Tax Materials (as defined in the SpinCo Tax Matters Agreement) to be made available for review by the other parties, and shall provide each party with the opportunity to provide reasonable comments, which shall be considered in good faith.

Section 8.18. Rule 16b-3.

(a) Prior to the effectiveness of the Separation, each of Post and SpinCo shall take such steps as may be reasonably requested by any party hereto to cause acquisitions of SpinCo’s equity securities (including derivative securities) pursuant to the Distribution by each individual who is a director or officer of Post, SpinCo or BellRing to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted pursuant thereto.

(b) Prior to the Merger Effective Time, each of Post, SpinCo and BellRing shall take such steps as may be reasonably requested by any party hereto to cause dispositions and acquisitions of BellRing’s equity securities (including derivative securities) and SpinCo’s equity securities (including derivative securities) pursuant to the Transactions by each individual who is or is expected to become a director or officer of Post, SpinCo or BellRing to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters (the “No-Action Letter”) to the fullest extent applicable.

Section 8.19. Post Undertaking. Post agrees that during the period from the date hereof to the Merger Effective Time, it will cause SpinCo and its Subsidiaries to perform in all material respects their respective obligations under this Agreement in accordance with the terms hereof.

Section 8.20. No Acquisition of a SpinCo Interest by Post. From and after the Separation and prior to the earlier of the Merger Effective Time and the termination of this Agreement, Post will not, and will cause each of its Affiliates not to, directly or indirectly, in any manner, alone or in concert with other Persons, acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or group (within the meaning of Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any SpinCo Interest or any rights decoupled from the underlying securities that would result in Post or its Affiliates, having Beneficial Ownership of any SpinCo Interest.

Section 8.21. NYSE Listing. SpinCo shall use its reasonable best efforts to cause the shares of SpinCo Common Stock to be issued in the Distribution and the Merger to be listed on The New York Stock Exchange (“NYSE”), as of the Distribution Effective Time (in the case of the Distribution) and as of the Merger Effective Time (in the case of the Merger), in each case subject to official notice of issuance.

Section 8.22. Books and Records. At the Closing, Post shall deliver, or cause to be delivered, to BellRing the original books and records and general ledger of SpinCo, in each case unless in the possession or control of SpinCo.

Section 8.23. Role of the Special Committee. Without limiting any other provision in this Agreement or any power or authority conferred upon the Special Committee by action of the BellRing Board, during the period from the date of this Agreement to the earlier of the Merger Effective Time and the termination of this Agreement, the parties agree that the Special Committee shall be consulted regarding matters involving communications in connection with the Transactions, including meetings, presentations, road shows, sessions with rating agencies and due diligence sessions by institutional investors in BellRing or Post. In connection therewith, the parties agree to provide the Special Committee and its legal and financial advisors with an opportunity to review and comment on all communication materials, including materials for rating agency presentations, road shows, bank information memoranda and other customary marketing materials (and give reasonable and good faith consideration to the inclusion of comments provided by the Special Committee or its legal or financial advisors).

Section 8.24. Solvency Opinions. During the period from the date of this Agreement to the earlier of the Merger Effective Time and the termination of this Agreement, each of Post and SpinCo shall use their respective reasonable best efforts to obtain the Solvency Opinion that are required in order to satisfy the condition set forth in Section 2.3(d).

ARTICLE IX

Conditions to Closing

Section 9.1. Conditions to Each Party’s Obligations. The respective obligations of each party hereto to effect the Closing are subject to the satisfaction or waiver (to the extent permitted by applicable Law and other than the conditions set forth in Section 9.1(b) which may not be waived by any party) on or prior to the Closing Date of the following conditions:

(a) Separation. The Separation shall have been completed in accordance with this Agreement and applicable Law;

(b) Distribution. The Distribution shall have been completed in accordance with this Agreement and applicable Law;

(c) BellRing Stockholder Approval. The BellRing Stockholder Approval shall have been obtained in accordance with applicable Law, the BellRing Charter Documents and this Agreement;

(d) [Intentionally Omitted].

(e) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of any of the Transactions or making the consummation of any of the Transactions illegal;

(f) SpinCo Registration Statements. The SpinCo Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the SpinCo Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

(g) Stock Listing. The shares of SpinCo Common Stock deliverable to the stockholders of BellRing in the Merger as contemplated by this Agreement shall have been approved for listing on NYSE, subject to official notice of issuance.

Section 9.2. Conditions to Obligations of BellRing. The obligations of BellRing to effect the Closing are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Except as set forth in the following sentence, the representations and warranties set forth in Article V and Article VI shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a SpinCo Material Adverse Effect. The representations and warranties set forth in Section 5.2(a), Section 5.2(c), Section 5.5, Section 5.6, Section 6.1, Section 6.2(a) and Section 6.2(c) shall be true and correct in all respects (except for any de minimis inaccuracies) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). BellRing shall have received certificates signed on behalf of Post and SpinCo, as applicable, by an authorized officer, dated as of the Closing Date, to such effect;

(b) Performance of Obligations of Post. Post shall have performed and complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing, and BellRing shall have received a certificate signed on behalf of Post by an authorized officer, dated as of the Closing Date, to such effect;

(c) Performance of Obligations of SpinCo and Merger Sub. Each of SpinCo and Merger Sub shall have performed and complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing, and BellRing shall have received a certificate signed on behalf of SpinCo and Merger Sub by an authorized officer, dated as of the Closing Date, to such effect;

(d) Transaction Agreements.

(i) Post and SpinCo and their Subsidiaries, as applicable, shall have entered into the Transaction Agreements;

(ii) Each of the parties (other than BellRing and its Subsidiaries) to the Transaction Agreements shall have performed and complied with in all material respects all obligations required to be performed or complied with by such party under such Transaction Agreement at or prior to the Closing; and

(iii) Each of the Transaction Agreements shall be valid, binding and in full force and effect and shall not have been repudiated by any party thereto (provided that the right to assert this condition shall not be available to any party if the failure of such condition to be satisfied was due to any willful breach by such party);

(e) Tax Matters. BellRing shall have received an Unqualified Tax Opinion from a nationally recognized accounting firm or law firm, in form and substance reasonably satisfactory to BellRing, dated the Closing Date, to the effect that the Merger or the Alternative Transaction Structure, as applicable, will qualify as a “reorganization” eligible for nonrecognition within the meaning of Section 368(a) of the Code or, alternatively, as a transaction eligible for nonrecognition under Section 351 of the Code (the “BellRing Tax Opinion”). In rendering any such opinion, such nationally recognized accounting firm or law firm shall be entitled to rely upon customary assumptions and certificates of officers of SpinCo and BellRing; and

(f) No SpinCo Material Adverse Effect. There shall not have been any Effect that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a SpinCo Material Adverse Effect and BellRing shall have received a certificate signed on behalf of SpinCo by an authorized officer, dated as of the Closing Date, to such effect.

Section 9.3. Conditions to Obligations of Post, SpinCo and Merger Sub. The obligations of Post, SpinCo and Merger Sub to effect the Closing is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Except as set forth in the following sentence, the representations and warranties set forth in Article VII shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a BellRing Material Adverse Effect. The representations and warranties set forth in Section 7.2(a) and Section 7.7 shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Each of Post and SpinCo shall have received a certificate signed on behalf of BellRing by an authorized officer, dated as of the Closing Date, to such effect;

(b) Performance of Obligations of BellRing. BellRing shall have performed and complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing, and each of Post and SpinCo shall have received a certificate signed on behalf of BellRing by an authorized officer of BellRing, dated as of the Closing Date, to such effect;

(c) No BellRing Material Adverse Effect. From the date of this Agreement, there shall not have been any Effect that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a BellRing Material Adverse Effect and each of Post and SpinCo shall have received a certificate signed on behalf of BellRing by an authorized officer, dated as of the Closing Date, to such effect; and

(d) Tax Matters. Post shall have received an Unqualified Tax Opinion from a nationally recognized accounting firm or law firm dated as of the Closing Date, in form and substance reasonably acceptable to Post, substantially to the effect that certain contributions made by Post to SpinCo and the Separation should qualify as a tax-free reorganization under Sections 368(a) and 355 of the Code and a distribution eligible for nonrecognition under Sections 355 and 361 of the Code applies, respectively, and the Debt Exchange and the Equity Exchange each should qualify as a distribution in connection with the Separation and Distribution eligible for nonrecognition under Section 361(c) of the Code (the “355 Tax Opinion”). In rendering such opinion, such nationally recognized accounting firm or law firm shall be entitled to rely upon customary assumptions and certificates of officers of Post, SpinCo and BellRing.

ARTICLE X

Survival

Section 10.1. Survival. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Merger Effective Time, and no claims with respect thereto may be brought by any party after the Merger Effective Time. The covenants and agreements herein that relate to actions to be taken (a) in whole or in part prior to the Merger Effective Time shall not survive the Merger Effective Time, and no claims with respect thereto may be brought by any party after the Merger Effective Time, and (b) at or after the Merger Effective Time shall survive the Merger Effective Time until performed in accordance with their terms.

ARTICLE XI

Termination

Section 11.1. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Merger Effective Time:

(a) by the mutual written consent of SpinCo, on the one hand, and BellRing, on the other hand, duly authorized by each of the sole member or Board of Directors (as applicable) of SpinCo and the BellRing Board (based on the recommendation of the Special Committee), respectively;

(b) by either SpinCo, on the one hand, or BellRing, duly authorized by the BellRing Board (based on the recommendation of the Special Committee), on the other hand:

(i) if the Transactions shall not have been consummated on or before the Outside Date, provided, that the right to terminate this Agreement under this Section 11.1(b)(i) shall not be available to any party whose action or failure to act has been the primary cause of or primarily resulted in the failure of the Transactions to occur on or before the Outside Date and such action or failure to act constitutes a material breach of this Agreement;

(ii) if any Restraint having the effect set forth in Section 9.1(e) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 11.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform or resulted primarily from such party’s failure to perform any of its obligations under this Agreement;

(iii) if the BellRing Stockholder Approval shall not have been obtained at the BellRing Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by BellRing, duly authorized by the BellRing Board (based on the recommendation of the Special Committee):

(i) if Post and/or SpinCo shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure (A) would give rise to the failure of a condition set forth in Section 9.2(a), (b) or (c) and (B) is incapable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured, by Post or SpinCo, as applicable, within thirty (30) days following receipt of written notice from BellRing of such breach or failure; provided that BellRing is not then in breach of or failing to perform any of its representations, warranties, covenants or agreements set forth in this Agreement which breach or failure to perform would give rise to a failure of a condition set forth in Section 9.3(a) or (b); or

(d) by Post or SpinCo:

(i) if BellRing shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure (A) would give rise to the failure of a condition set forth in Section 9.3(a) or (b) and (B) is incapable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by BellRing within thirty (30) days following receipt of written notice from SpinCo of such breach or failure; provided that neither Post, SpinCo nor Merger Sub is then in breach of or failing to perform any of its representations, warranties, covenants or agreements set forth in this Agreement which breach or failure to perform would give rise to a failure of a condition set forth in Section 9.2(a), (b) or (c); or

(ii) if, prior to the BellRing Stockholder Approval having been obtained, a BellRing Board Recommendation Change as recommended by the Special Committee to the BellRing Board shall have occurred.

Section 11.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 11.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 8.9, Section 8.16, Section 11.2 and Article XII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of BellRing, Post, SpinCo or Merger Sub (or, for the avoidance of doubt, their respective directors, officers and Affiliates), except that nothing shall relieve any party from liability for fraud by such party in the making of its representations and warranties set forth in Article V, Article VI or Article VII, as applicable, or any willful breach of this Agreement.

ARTICLE XII

Miscellaneous

Section 12.1. Amendment or Supplement. This Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the BellRing Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided that, prior to the Merger Effective Time, the BellRing Board shall act only based on the recommendation of the Special Committee; provided, further, that after the Merger Effective Time, the Board of Directors of SpinCo shall act only upon the approval of a majority of the disinterested and independent directors of SpinCo and the BellRing Board shall act only upon the approval of a majority of the disinterested and independent directors of BellRing; provided, further, however, that following receipt of the BellRing Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of BellRing without such approval.

Section 12.2. Extension of Time, Waiver, Etc. Any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such other party’s conditions. Notwithstanding the foregoing, no failure or delay by Post, SpinCo, Merger Sub or BellRing in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and, notwithstanding anything to the contrary herein, any such extension or waiver given by BellRing prior to the Merger Effective Time shall be given only upon approval thereof by the BellRing Board; provided further, that any such extension or waiver given after the Merger Effective Time by the SpinCo Board shall be given only upon (a) in the case of SpinCo, only upon the approval of a majority of the disinterested and independent directors of SpinCo and (b) in the case of BellRing, only upon the approval of a majority of the disinterested and independent directors of BellRing.

Section 12.3. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise (other than, following the Closing, by operation of Law in a merger), by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 12.3 shall be null and void.

Section 12.4. Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page to this Agreement by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

Section 12.5. Entire Agreement; No Third-Party Beneficiaries. This Agreement, each other Transaction Agreement, any agreement entered into at the Closing in accordance with the terms of any Transaction Agreement, the Post Disclosure Schedule and the BellRing Disclosure Schedule (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except (i) as set forth in Section 8.12 or (ii) following the Merger Effective Time, for the rights of the holders of BellRing Class A Common Stock to receive the Merger Consideration in accordance with Section 4.1 and the holders of BellRing Awards to receive a number of shares of SpinCo Common Stock that is equal to the number of shares of BellRing Common Stock that were subject to such BellRing Awards immediately prior to the Merger Effective Time in accordance with Section 4.2 (all of which holders shall be express third party beneficiaries of such provisions), are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. In the event of any inconsistency between this Agreement and the Transaction Agreements with respect to matters addressed in the Transaction Agreements, the provisions of the Transaction Agreements shall control.

Section 12.6. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought exclusively in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, in the federal courts located in the State of Delaware. Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.8 shall be deemed effective service of process on such party.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.6(b).

Section 12.7. Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts specified in Section 12.6(a), without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 12.8. Notices. All notices and other communications hereunder shall be in writing and shall be delivered in person, by e-mail or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given (i) on the date of delivery if delivered in person, (ii) on the date of transmission (if the sender does not receive a “bounceback” message) if sent via e-mail during normal business hours of the recipient during a Business Day, otherwise on the next Business Day or (iii) on the date of receipt by the addressee if sent by a nationally recognized overnight courier or by registered or certified mail, return receipt requested, if received on a Business Day, otherwise on the next Business Day, to the following addresses:

If to BellRing, or after the Merger Effective Time, SpinCo or the Surviving Corporation, to:

BellRing Brands, Inc.

2503 S. Hanley Rd.

St. Louis, Missouri 63144

Attention:         Senior Vice President & General Counsel

Email:               craig.rosenthal@bellringbrands.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:         Eric Swedenburg

Email:               eswedenburg@stblaw.com

If to Post, or, prior to the Merger Effective Time, SpinCo or Merger Sub, to:

Post Holdings, Inc.

2503 S. Hanley Rd.

St. Louis, Missouri 63144

Attention:         General Counsel

Email:               diedre.gray@postholdings.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention:         Benet J. O’Reilly; Charles W. Allen

Email:               boreilly@cgsh.com; callen@cgsh.com

or such other address or e-mail addresses as such party may hereafter specify by like notice to the other parties hereto.

Section 12.9. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect; provided that the consummation of the Separation is not severable from the Distribution or the Merger, the Distribution is not severable from the Separation or the Merger and the Merger is not severable from the Separation or the Distribution. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 12.10. Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“A&R Employee Matters Agreement” means the Amended and Restated Employee Matters Agreement by and between Post, BellRing and BellRing LLC, the terms of which shall be substantially consistent with the term sheet attached as Exhibit H hereto.

“A&R Legal Engagement Letter” means the Amended and Restated Legal Engagement Letter by and between Post, SpinCo and BellRing LLC, in the form of agreement attached as Exhibit C hereto.

“A&R Master Services Agreement” means the Amended and Restated Master Services Agreement by and between Post and SpinCo, the terms of which shall be substantially consistent with the term sheet attached as Exhibit D hereto.

“A&R Trademark and Domain Name License Agreement” means the Amended and Restated Trademark and Domain Name License Agreement by and between Post, Post Foods, LLC, SpinCo, the Surviving Corporation, BellRing LLC, Dymatize Enterprises, LLC, Supreme Protein LLC, Active Nutrition International GmbH and Premier Nutrition Company, LLC, in the form of agreement attached as Exhibit E hereto.

“Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other Governmental Authority or any arbitrator or arbitration panel.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, (i) none of BellRing and any of its Subsidiaries shall be deemed to be Affiliates of any of Post or SpinCo or any of their respective Subsidiaries (other than BellRing or any of its Subsidiaries), (ii) none of Post or any of its Subsidiaries (other than BellRing and its Subsidiaries) shall be deemed to be Affiliates of BellRing or any of its Subsidiaries and (iii) none of SpinCo or any of its Subsidiaries (other than BellRing and its Subsidiaries) shall be deemed to be Affiliates of BellRing or any of its Subsidiaries, in each case, for any periods prior to the Merger Effective Time.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act of 1914, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“BellRing Common Stock” means the BellRing Class A Common Stock and the BellRing Class B Common Stock.

“BellRing LLC” means BellRing Brands, LLC, a jointly-owned subsidiary of Post and BellRing.

“BellRing LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of BellRing Brands, LLC, dated as of October 21, 2019, as amended and supplemented from time to time after such date and prior to the date of this Agreement.

“BellRing LLC Repayment Amount” means the repayment amount of all principal, interest, penalties fees and other obligations with respect to BellRing LLC’s outstanding indebtedness under the Credit Agreement.

“BellRing Proxy Statement” means the proxy statement relating to the BellRing Stockholders Meeting and, if applicable, a Rule 13e-3 Transaction Statement on Schedule 13E-3 relating to the authorization and approval of this Agreement and the Transactions, including the Merger, by the holders of BellRing Common Stock, in each case, as amended or supplemented from time to time.

“BellRing SEC Documents” means all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by BellRing and its Subsidiaries with the SEC since October 17, 2019.

“BellRing Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Post, SpinCo and their respective Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of BellRing (including securities of its Subsidiaries) equal to 50% or more of BellRing’s consolidated assets or to which 50% or more of BellRing’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of Beneficial Ownership of any Post Owned BellRing Share or Post Owned BellRing LLC Units or 50% or more of any class of equity securities of BellRing, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) Beneficially Owning 50% or more of any class of equity securities of BellRing or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving BellRing, in each case, other than the Transactions.

“Beneficially Own,” “Beneficial Owner” and “Beneficial Ownership” and words of similar import have the meanings assigned to such terms in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act, and a Person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such rules.

“BRBR Pro Rata Share” means, as of the time of determination, the fraction obtained by dividing (i) the number of BellRing LLC Units owned by BellRing by (ii) the total number of issued and outstanding BellRing LLC Units. The sum of the BRBR Pro Rata Share and the Post Pro Rata shall equal 100%.

“Business Day” means a day except a Saturday, a Sunday or other day on which the banks in New York City, New York or Saint Louis, Missouri are authorized or required by Law to be closed.

“Cash Consideration Amount” means an amount equal to (i) BRBR Pro Rata Share multiplied by (ii) the Excess Cash Amount.

“Clean-Up Spin-Off” means a pro rata distribution by Post to the Record Holders of any unsubscribed shares of SpinCo Common Stock then owned beneficially and of record by Post immediately following the consummation of the Exchange Offer.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

“Credit Agreement” means certain Credit Agreement, dated as of October 21, 2019, by and among BellRing LLC, as borrower, and the lenders, lead arrangers and joint bookrunners, co-managers and administrative agent party thereto.

“Exchange Agent” means Computershare Trust Company, N.A.

“Excess Cash Amount” means an amount an amount determined by Post in good faith (in consultation with BellRing) equal to (i) the principal amount of the SpinCo Debt as of immediately prior to the Closing, minus (ii) the BellRing LLC Repayment Amount.

“Expiration Time” means the earlier of: (i) the valid termination of this Agreement in accordance with its terms; and (ii) the Merger Effective Time.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Laws” means all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities.

“Liabilities” means any and all indebtedness, liabilities, guarantees, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto, including those arising under any Action, Law, order, judgment, injunction or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.

“Liens” means all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various States of the United States).

“Losses” means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the reasonable fees and expenses (to the extent accompanied by reasonably detailed backup documentation) of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses (to the extent accompanied by reasonably detailed backup documentation) of outside attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), whether in connection with a Third-Party Claim or an action or proceeding between the parties.

“Material Adverse Effect” means, with respect to any party, any fact, circumstance, effect, change, event, occurrence or development (an “Effect”) that, individually or in the aggregate with all other Effects, (i) has, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole or (ii) materially impairs the ability of such party and its Affiliates to consummate, or prevents or materially impedes or delays, the Transactions; provided that, for the purpose of clause (i), no Effect resulting from any of the following, either individually or in the aggregate, shall constitute or be taken into account in determining whether there has been a Material Adverse Effect: (A) any change or development relating to the United States economy in general, (B) any change or development affecting the industry in which such Person operates in general, (C) the execution and delivery of this Agreement or the announcement or performance of this Agreement and the Transactions, including, to the extent arising therefrom, any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of BellRing or any of its Subsidiaries (in each case, other than in respect of Section 6.2(b) (in the case of Post or SpinCo) and Section 7.3(b) (in the case of BellRing)), (D) acts of war or terrorism or natural disasters or other calamities, (E) changes in any Laws or regulations or the authoritative interpretations thereof, (F) the fact, in and of itself (and not the underlying causes thereof) that SpinCo or any of its Subsidiaries or BellRing failed to meet any projections, forecasts, or revenue or earnings predictions for any period, (G) any change, in and of itself (and not the underlying causes thereof) in the stock price of the Post Common Stock or BellRing Class A Common Stock, (H) any action taken or omission to take action by BellRing which is caused by, or done at the direction of, Post or its Affiliates or (I) changes in GAAP or the authoritative interpretation thereof; provided, that, with respect to the foregoing clauses (A), (B), (E) or (I), any such Effect shall be taken into account if and to the extent it disproportionally affects such party and its Subsidiaries, taken as a whole, compared to other companies operating in the industries in which such party and its Subsidiaries operate.

“Negative Capital Account” means an estimated amount determined by Post in its reasonable discretion equal to the amount of taxable gain Post would realize if Post were to dispose of its interest in BellRing LLC for no consideration other than a release of Post’s share of BellRing LLC liabilities allocable to Post under Section 752 of the Code, the regulations thereunder and Treasury Regulations Section 1.704-2.

“Outside Date” means July 26, 2022.

“Per Share Cash Consideration” means an amount in cash equal to (i) the Cash Consideration Amount divided by (ii) the number of shares of BellRing Class A Common Stock issued and outstanding as of immediately prior to the Merger Effective Time.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Post Distribution Amount” means an amount equal to (i) Post Pro Rata Share multiplied by (ii) the Excess Cash Amount.

“Post Entities” means and includes each of Post and its Affiliates after giving effect to the Separation; provided that neither SpinCo nor its Subsidiaries shall be deemed to be Post Entities from and after the Closing.

“Post Pro Rata Share” means, as of the time of determination, the fraction obtained by dividing (a) the number of BellRing LLC Units owned by Post by (b) the total number of issued and outstanding BellRing LLC Units. The sum of the Post Pro Rata Share and the BRBR Pro Rata shall equal 100%.

“Pre-Closing Period” means the period commencing on the date hereof and ending on the earlier of the termination of this Agreement in accordance with its terms and the Closing.

“Record Date” means the date to be determined by the Post Board as the record date for determining shareholders of Post entitled to receive shares of SpinCo Common Stock in the Distribution (if effected as a Spin-Off).

“Record Holders” means the holders of record of shares of Post Common Stock as of the close of business on the Record Date.

“Registration Rights Agreement” means the Registration Rights Agreement by and between Post and SpinCo, in the form of agreement attached as Exhibit F hereto.

“Representatives” means, as to any Person, that Person’s directors, officers, managers, employees, investment bankers, financial advisors, attorneys, accountants, agents, and other representatives. The directors of BellRing who are directors or officers of Post or SpinCo shall be considered Representatives of Post or SpinCo (as applicable) and not of BellRing, for purposes of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission, and, as applicable, the staff thereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SpinCo Entities” means and includes each of SpinCo and its Subsidiaries, including, after the Merger Effective Time, the Surviving Corporation and its Subsidiaries.

“SpinCo Leverage Ratio” means a ratio calculated in a manner consistent with the definition of “Total Net Leverage Ratio” in the Credit Agreement (as in effect as of the date of this Agreement) and its constituent definitions (as in effect as of the date of this Agreement) as if all references to BellRing were instead references to SpinCo and all references to BellRing and its restricted subsidiaries were instead references to SpinCo and its subsidiaries, in each case after giving pro forma effect to the Transactions (and the payment of all fees and expenses related to or incurred in connection with this Agreement, each other Transaction Agreement, the Merger and the consummation of the Transactions).

“SpinCo Loans Amount” means an amount equal to (i) the SpinCo Total Debt Amount minus (ii) the SpinCo Notes Amount.

“SpinCo Notes Amount” means an amount equal to (i) the Negative Capital Account plus (ii) the Post Distribution Amount.

“SpinCo Registration Statements” means (i) if the Distribution is effected in whole or in part as a Spin-Off, any registration statements to be filed by SpinCo with the SEC to effect the registration of shares of SpinCo Common Stock in connection with the Distribution (including any registration statement on Form 10, Form S-1 or on Form S-8 with respect to securities to be offered under any employee benefit plan), and also includes any amendment or supplement thereto, information statement, prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority; (ii) if the Distribution is effected in whole or in part as an

Exchange Offer, a Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act; in each case, which describes the Distribution or SpinCo or primarily relates to the Transactions, and (iii) any registration statements to be filed by SpinCo with the SEC to effect the registration of shares of SpinCo Common Stock in the Merger (including any registration statement on Form S-4 or on Form S-8 with respect to securities to be offered under any employee benefit plan), and also includes any amendment or supplement thereto, information statement, prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority.

“SpinCo Tax Matters Agreement” means the Tax Matters Agreement by and between BellRing, Post and SpinCo, in the form of agreement attached as Exhibit G hereto.

“SpinCo Total Debt Amount” means an amount determined by Post in good faith (in consultation with BellRing) not to exceed the lesser of (i) one billion dollars ($1,000,000,000) and (ii) the maximum amount of indebtedness that would result in the SpinCo Leverage Ratio not exceeding 4.00.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation of which a majority in voting power of its share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the time of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the time of determination thereof, has (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of more than 50% of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. Notwithstanding the foregoing, for purposes of this Agreement, (i) none of BellRing and its Subsidiaries shall be deemed to be Subsidiaries of any of Post or SpinCo or any of their respective Subsidiaries, and (ii) none of Post or SpinCo or any of their respective Subsidiaries shall be deemed to be Subsidiaries of BellRing or any of its Subsidiaries, in each case, for any periods prior to the Merger Effective Time.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of October 21, 2019, by and between BellRing, BellRing LLC, Post and each of the other Members (as defined therein) from time to time party thereto.

“Tax-Free Transaction Failure” shall have the meaning set forth in the SpinCo Tax Matters Agreement.

“Transaction Agreements” means, collectively, this Agreement, the A&R Master Services Agreement, the SpinCo Tax Matters Agreement, the A&R Employee Matters Agreement, the Registration Rights Agreement, the A&R Trademark and Domain Name License Agreement, the A&R Legal Engagement Letter and any other ancillary agreements entered into connection with the consummation of the Transactions, including all exhibits or annexes attached hereto or thereto.

“Transactions” means, collectively, the transactions contemplated by the Transaction Agreements, including the Separation, the Debt Exchange, the Distribution and the Merger.

“Voting Period” means the period commencing on (and including) the date of this Agreement and ending on (and including) the Expiration Time.

“willful breach” of this Agreement means a breach that is the result of an act or failure to act by a party with knowledge that the taking of such act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.

355 Tax Opinion	46
A&R Employee Matters Agreement	51
A&R Legal Engagement Letter	51
A&R Master Services Agreement	51
A&R Trademark and Domain Name License Agreement	51
Action	51
Affiliate	51
Agreement	1
Alternative Merger Sub	42
Alternative Transaction Structure	42
Antitrust Laws	52
BellRing	1
BellRing Awards	9
BellRing Board	2
BellRing Board Recommendation	28
BellRing Board Recommendation Change	30
BellRing Class A Common Stock	9
BellRing Class B Common Stock	6
BellRing Common Stock	52
BellRing Disclosure Schedule	21
BellRing LLC	52
BellRing LLC Agreement	52
BellRing LLC Loan	3
BellRing LLC Repayment Amount	52
BellRing LLC Units	15
BellRing Material Adverse Effect	21
BellRing Options	9
BellRing Plan	9
BellRing Preferred Stock	21
BellRing Proxy Statement	52
BellRing SEC Documents	52
BellRing Stockholder Approval	23
BellRing Stockholders Meeting	28
BellRing Takeover Proposal	52
BellRing Tax Opinion	45
Beneficial Owner	52
Beneficial Ownership	52
Beneficially Own	52
Book-Entry Share	9
BRBR Pro Rata Share	52
Business Day	53

Cash Consideration Amount	53
Certificate	9
Certificate of Conversion	3
Certificate of Merger	7
Clean-Up Spin-Off	53
Closing	7
Closing Date	7
Code	2
Contract	53
Conversion	3
Credit Agreement	53
D&O Indemnified Losses	37
D&O Indemnified Person	37
D&O Liability Insurance	37
Debt Exchange	1
Debt Exchange Parties	1
DGCL	3
Dissenting Shares	13
Distributed Amount	1
Distribution	1
Distribution Date	4
Distribution Effective Time	4
Effect	54
Equity Exchange	1
Equity Exchange Parties	1
Evercore	16
Excess Cash Amount	53
Exchange Act	15
Exchange Agent	53
Exchange Agreement	10
Exchange Fund	10
Exchange Offer	1
Expiration Date	53
GAAP	53
Governmental Authority	53
Indemnitee	34
Indemnitor	34
JPM	16
Laws	53
Lazard	24
Liabilities	53
Liens	53
Losses	53
Material Adverse Effect	54
Merger	7
Merger Consideration	9
Merger Effective Time	8
Merger Sub	1
Merger Sub Board	2
Negative Capital Account	54
NYSE	43

Outside Date	54
Per Share Cash Consideration	54
Person	54
Post	1
Post Common Stock	1
Post Disclosure Schedule	13
Post Entities	55
Post Owned BellRing LLC Units	15
Post Owned BellRing Share	15
Post-Merger Transactions	8
Pre-Closing Period	55
Record Date	55
Record Holders	55
Registration Rights Agreement	55
Representatives	55
Restraints	44
SEC	55
Securities Act	55
Separable Claims	35
Separate Legal Defenses	35
Separation	3
Separation Plan	3
Special Committee	2
SpinCo	1
SpinCo Charter Documents	18
SpinCo Common Stock	1
SpinCo Debt	38
SpinCo Entities	55
SpinCo Interest	24
SpinCo Leverage Ratio	55
SpinCo Material Adverse Effect	13
SpinCo Notes	38
SpinCo Notes Amount	55
SpinCo Registration Statements	55
SpinCo Subsidiary Charter Documents	18
SpinCo Tax Matters Agreement	56
SpinCo Loans Amount	55
SpinCo Total Debt Amount	56
Subsidiary	56
Surviving Corporation	7
Tail Coverage	37
Tax Receivable Agreement	56
Tax-Free Transaction Failure	56
Third-Party Claim	34
Transaction Agreements	56
Transaction Litigation	41
Transactions	57
Voting Period	57

Section 12.11. Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any statute that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all Contracts include attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including email and other electronic media) in a visible form. Reference from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The words “dollar” or “$” shall mean U.S. dollars. The word “day” means calendar day, unless Business Day is expressly specified.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BELLRING BRANDS, INC.

/s/ Darcy Davenport
Name: Darcy Davenport
Title: President and Chief Executive Officer

POST HOLDINGS, INC.

/s/ Robert V. Vitale
Name: Robert V. Vitale
Title: President and Chief Executive Officer

BELLRING DISTRIBUTION, LLC

/s/ Robert V. Vitale
Name: Robert V. Vitale
Title: President

BELLRING MERGER SUB CORPORATION

/s/ Robert V. Vitale
Name: Robert V. Vitale
Title: President

[Signature Page to Transaction Agreement and Plan of Merger]

EXHIBIT G

TAX MATTERS AGREEMENT

by and among

BELLRING BRANDS, INC.,

POST HOLDINGS, INC.

and

[SPINCO]

DATED AS OF [•]

-i-

TABLE OF CONTENTS

(continued)

-ii-

TAX MATTERS AGREEMENT

This Tax Matters Agreement (this “Agreement”), dated as of [•], is entered into by and among BellRing Brands, Inc., a Delaware corporation (“BellRing”), Post Holdings, Inc., a Missouri corporation (“Post”), and [SPINCO], a Delaware limited liability company and a direct, wholly owned Subsidiary of Post (“SpinCo” and, together with BellRing and Post, the “Parties”). Any capitalized term used herein without definition shall have the meaning given to it in the Transaction Agreement and Plan of Merger.

RECITALS

WHEREAS, BellRing, Post, SpinCo and the other Persons party thereto have entered into a Transaction Agreement and Plan of Merger, dated as of October 26, 2021 (the “Transaction Agreement”), pursuant to which, in accordance with the terms and conditions thereof, at the Merger Effective Time, Merger Sub will merge with and into BellRing, with BellRing continuing as the surviving corporation, and BellRing becoming a wholly owned Subsidiary of SpinCo;

WHEREAS, prior to the Distribution, in accordance with the terms and conditions set forth in the Transaction Agreement, Post will cause the Separation to be completed;

WHEREAS, following the Separation, in accordance with the terms and conditions set forth in the Transaction Agreement, Post will effectuate the Debt Exchange;

WHEREAS, in connection with and as part of the Separation, in accordance with the terms and conditions set forth in the Transaction Agreement, Post will cause the Distribution to be completed;

WHEREAS, within six months following the Distribution and in connection with the Distribution, Post may effectuate the Equity Exchange;

WHEREAS, immediately following consummation of the Distribution, in accordance with the terms and conditions set forth in the Transaction Agreement, the Parties will effectuate the Merger;

WHEREAS, following the Merger, in accordance with the terms and conditions set forth in the Transaction Agreement, SpinCo may effectuate the Post-Merger Transactions;

WHEREAS, the material steps of the various transactions contemplated under the Separation Plan and Transaction Agreement (“Transactions”) and their intended Tax treatment for U.S. federal income tax purposes are set forth in more detail in the Separation Plan;

WHEREAS, the Parties to this Agreement intend that, for U.S. federal income tax purposes, (i) the Separation, together with the Distribution, will qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code; (ii) the Distribution will qualify as a distribution of SpinCo Common Stock to Post shareholders eligible for nonrecognition under Sections 355 and 361 of the Code; (iii) the Debt Exchange and Equity Exchange will each qualify as a distribution in connection with the Separation and Distribution eligible for nonrecognition under Section 361(c) of the Code; (iv) the Merger will qualify as a tax-free reorganization pursuant to Section 368(a) of the Code; (v) no gain or loss will be recognized as a result of such transactions for U.S. federal income tax purposes by any of Post, SpinCo, Merger Sub, BellRing or their respective Subsidiaries, BellRing stockholders (except as a result of cash paid to such stockholders) or the Post shareholders; (vi) the Post-Merger Transactions will be treated as contributions eligible for nonrecognition under Section 351 of the Code and (vii) the Transaction Agreement is a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Treasury Regulations; and

WHEREAS, as a consequence of the Transaction Agreement, the Parties desire to make certain representations, warranties and covenants with respect to tax matters and to allocate the liability for certain Taxes that may be owed to or asserted by U.S. federal, state, local or non-U.S. Governmental Authorities.

NOW, THEREFORE, in consideration of these premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings.

“Accounting Firm” has the meaning set forth in Section 8.03.

“Active Business” means BellRing LLC’s “active nutrition” business (including such business conducted through any entities that are disregarded as separate from BellRing LLC for U.S. federal income tax purposes) conducted at substantially the same or greater levels as prior to the Distribution.

“Affiliate” has the meaning set forth in the Transaction Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“BellRing” has the meaning set forth in the preamble to this Agreement.

“BellRing LLC” has the meaning set forth in the Transaction Agreement.

“Business Day” has the meaning set forth in the Transaction Agreement.

“Claimant” has the meaning set forth in Section 4.01(a).

“Closing Date” has the meaning set forth in the Transaction Agreement.

“Closing of the Books Method” means the apportionment of items between portions of a Tax Period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Tax Period, as if the Distribution Date were the last day of the Tax Period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Tax Period following the Distribution and subject to adjustment for Tax payments made after the Distribution Date, which will be allocated to the Tax Period following the Distribution under the principles of Treasury Regulations Sections 1.1502-76 and 1.706-4; provided that any items not susceptible to such apportionment shall be apportioned on the basis of elapsed days during the relevant portion of the Tax Period.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Control” has the meaning set forth in the Transaction Agreement.

2

“Covered Transaction” means any Transaction contemplated by this Agreement or any Transaction Agreement and including, for the avoidance of doubt, any Transaction contemplated by the Separation Plan.

“Debt Exchange” has the meaning set forth in the Transaction Agreement.

“Disqualified Ownership Shift” means a transaction or series of transactions, as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise), from SpinCo or any of its Affiliates and/or one or more holders of SpinCo Equity Interests, respectively, any amount of SpinCo Equity Interests that would, when combined with any other changes in ownership of SpinCo Equity Interests pertinent for purposes of Section 355(e) of the Code (including the Merger), result in a shift of more than forty percent (40%) of (a) the value of all outstanding SpinCo Equity Interests as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding voting SpinCo Equity Interests as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, for purposes of the preceding sentence, (x) the total value or total combined voting power of all SpinCo Equity Interests issued and outstanding immediately after the Distribution shall be reduced by any redemption or repurchase (directly or indirectly) by SpinCo (or any of its Affiliates) of SpinCo Equity Interests following the Distribution, and (y) whether a Disqualified Ownership Shift has occurred shall be calculated by disregarding (i) issuances by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d), (ii) transfers of SpinCo Equity Interests that satisfy Safe Harbor VII (relating to public trading) of Treasury Regulations Section 1.355-7(d) and (iii) issuances, transfers, recapitalizations, redemptions, and repurchases (in each case, whether direct or indirect) that are the subject of any applicable IRS ruling described in Section 6.03(c) or Unqualified Tax Opinion received by one or more of the Parties with respect thereto, so long as such issuances, transfers, recapitalizations, redemptions or repurchases are not inconsistent with any applicable formal or informal written guidance provided by the IRS in connection with any IRS ruling request or any applicable assumptions, representations, warranties, covenants or certificates relied upon in such Unqualified Tax Opinion. For purposes of determining whether and to what extent a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization resulting in a shift of voting power or any redemption or repurchase of shares of stock shall be treated as an indirect acquisition of shares of stock by the benefitted or non-exchanging stockholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly by the Parties in good faith.

“Distribution” has the meaning set forth in the Transaction Agreement.

“Distribution Date” has the meaning set forth in the Transaction Agreement.

“Due Date” means (i) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (ii) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Equity Exchange” has the meaning set forth in the Transaction Agreement.

3

“Equity Interests” means stock or other securities, derivatives, instruments or arrangements treated as equity for Tax purposes, options, warrants, rights, subscriptions, convertible debt or any other instrument or security (or agreement or understanding or arrangement that could be treated as equity for Tax purposes) that affords any Person the right, whether conditional or otherwise, to acquire stock (or any rights thereof, including voting rights) or to be paid an amount determined by reference to the value of stock.

“Final Determination” means the final resolution of liability for any Tax for any Tax Period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any Tax Period, (iii) any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund or credit may be recovered by the jurisdiction imposing the Tax or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations.

“Governmental Authority” has the meaning set forth in the Transaction Agreement.

“Indemnified Party” means, with respect to a matter, a Person that is entitled to seek indemnification under this Agreement with respect to such matter.

“Indemnifying Party” means, with respect to a matter, a Person that is obligated to provide indemnification under this Agreement with respect to such matter.

“IRS” means the U.S. Internal Revenue Service or any successor thereto, including its agents, representatives and attorneys acting in their official capacity.

“Laws” has the meaning set forth in the Transaction Agreement.

“Merger” has the meaning set forth in the Transaction Agreement.

“Merger Effective Time” has the meaning set forth in the Transaction Agreement.

“Merger Sub” has the meaning set forth in the Transaction Agreement.

“Notified Action” has the meaning set forth in Section 6.03(a).

“Opinion” means the written opinions received by Post or BellRing with respect to certain Tax aspects of the Covered Transactions, including for the avoidance of doubt, BellRing Tax Opinion and 355 Tax Opinion, as such terms are defined in the Transaction Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Per Share Stock Consideration” has the meaning set forth in the Transaction Agreement.

“Person” or “person” has the meaning set forth in the Transaction Agreement.

“Post” has the meaning set forth in the preamble to this Agreement.

“Post Consolidated Return” means any U.S. federal consolidated Tax Return required to be filed by Post or a member of the Post Group as the “common parent” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code) and any consolidated, combined, unitary or similar Tax Return required to be filed by Post or any member of the Post Group under a similar or analogous provision of state, local or non-U.S. Law.

4

“Post Entity” means Post and any entity that is a Subsidiary of Post immediately after the Distribution.

“Post Group” means (i) Post and each Person (including any Person treated as a disregarded entity for U.S. federal income tax purposes (or for purposes of any state, local or non-U.S. tax Law)) required to join in a Tax Return on a consolidated, combined or unitary basis with Post, (ii) any corporation (or other Person) that shall have merged or liquidated into Post or any such Person and (iii) any predecessor or successor to any Person otherwise described in this definition, in each of (i), (ii) and (iii), other than BellRing LLC and its Subsidiaries or SpinCo.

“Post Taxes” means, without duplication, any (i) U.S. federal consolidated or state or local consolidated or combined Taxes for a group of which any Post Entity is the current parent, (ii) Taxes arising under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, which are Taxes of a Post Entity but for which a SpinCo Entity is liable by virtue of having been a member of a consolidated, combined, affiliated, unitary or other similar tax group with such Post Entity prior to the Distribution, (iii) Taxes of any SpinCo Entity with respect to any Pre-Distribution Period (in the case of a Straddle Period, determined in accordance with Section 2.03; and without in any way negating the Post Group’s rights under the Post-BellRing Tax Matters Agreement or Taxes allocated to BellRing or BellRing LLC under such Agreement) and (iv) Tax-Free Transaction Failure Taxes incurred by any action or failure to take any action within its control by a Post Entity.

“Post Tax Return” means any Tax Return required to be filed by any Post Entity that does not exclusively relate to the SpinCo Business, including for the avoidance of doubt, any Post Consolidated Return.

“Post-BellRing Tax Matters Agreement” means the Tax Matters Agreement entered into by and among Post, BellRing and BellRing LLC, dated as of October 21, 2019.

“Post-Distribution Period” means any Tax Period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.

“Post-Merger Transactions” has the meaning set forth in the Transaction Agreement.

“Pre-Distribution Period” means any Tax Period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Refund” means any refund (or credit or offset in lieu thereof that results in an actual reduction in Taxes) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable to the extent it results in an actual reduction in Taxes), including any interest paid on or with respect to such refund of Taxes.

“Restricted Period” has the meaning set forth in Section 6.02(b).

“Section 336(e) Election” has the meaning set forth in Section 2.08.

“Separation” has the meaning set forth in the Transaction Agreement.

“Separation Plan” means the steps for effecting the Covered Transactions.

5

“SpinCo” has the meaning set forth in the preamble to this Agreement.

“SpinCo Business” means the active nutrition business conducted by BellRing LLC and its Subsidiaries at any time since the initial public offering of BellRing on October 21, 2019.

“SpinCo Common Stock” the meaning set forth in the Transaction Agreement.

“SpinCo Entity” means SpinCo or any entity that is a Subsidiary of SpinCo following the Distribution.

“SpinCo Equity Interests” means any outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to SpinCo Common Stock or any capital stock equivalent or other nominal interest in SpinCo or any SpinCo Entity (including for the avoidance of doubt, BellRing or any BellRing Subsidiary).

“SpinCo Group” means (i) SpinCo and each Person (including any Person treated as a disregarded entity for U.S. federal income tax purposes (or for purposes of any state, local or non-U.S. tax Law)) required to join in a Tax Return on a consolidated, combined or unitary basis with SpinCo in any Post-Distribution Period; (ii) any corporation (or other Person) that shall have merged or liquidated into SpinCo or any such Person and (iii) any predecessor or successor to any Person otherwise described in this definition, in each of (i), (ii) and (iii).

“SpinCo Separate Return” means any Tax Return of or including any SpinCo Entity (including any consolidated, combined or unitary return) that does not include any member of the Post Group.

“SpinCo Tainting Act” has the meaning set forth in Section 6.02(a).

“SpinCo Taxes” means, without duplication, any (i) Taxes arising from or attributable to the SpinCo Business or any SpinCo Entity that are not Post Taxes (whether or not required to be reported on a Tax Return with respect to a Post-Distribution Period), (ii) SpinCo Transaction Taxes, (iii) Taxes of any SpinCo Entity with respect to any Post-Distribution Period (in the case of a Straddle Period, determined in accordance with Section 2.03) (other than Taxes described in clause (ii) of Post Taxes), and (iv) Taxes reported, or required to be reported, on a SpinCo Separate Return with respect to a Post-Distribution Period.

“SpinCo Transaction Taxes” means any Taxes or Tax-related losses incurred by any Party to this Agreement or its Subsidiaries resulting from or attributable to a Tax-Free Transaction Failure if such Tax-Free Transaction Failure:

(i)

is attributable to (x) a SpinCo Tainting Act, (y) any action (or the failure to take any action within its control) by any SpinCo Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that occurs after the Distribution or (z) any transaction or event (or series of events) within the control of a SpinCo Entity occurring after the Distribution and involving the capital stock or assets of any SpinCo Entity.

(ii)	is attributable to any breach of any representation, warranty or covenant made by BellRing or its Affiliates in this Agreement, the Transaction Agreements or the Tax Materials;

6

(iii)

is attributable to any breach after the Distribution of any representation, warranty or covenant made by SpinCo or any SpinCo Entity in this Agreement, the Transaction Agreement or the Tax Materials (unless such breach is attributable to any action taken in reasonable reliance upon a breached representation, or warranty made by Post in this Agreement, the Transaction Agreements or the Tax Materials);

(iv)

is attributable to the application of Section 355(e) of the Code to the Distribution and would not have arisen but for an “acquisition” of SpinCo stock (within the meaning of Section 355(e) of the Code), which acquisition of stock is not pursuant to (x) the issuance of the Per Share Stock Consideration in the Merger, (y) the distribution of SpinCo Common Stock in the Distribution or (z) an agreement or arrangement entered into by Post or its Subsidiaries (including SpinCo) prior to the Distribution (other than any such agreement or arrangement as to which BellRing or any of its Affiliates is a Party or has consented in writing; or

(v)

with respect to Taxes of SpinCo or BellRing, is attributable to the failure of the Merger to qualify as a reorganization eligible for nonrecognition under Section 368 (unless such failure is solely attributable to a breach of any representation or warranty made by Post in Section 6.01(c) or under Article V of the Transaction Agreement or in the Tax Materials).

For the avoidance of doubt, but without limiting the foregoing, a Tax will be treated as a SpinCo Transaction Tax under clause (i) above if such Tax would not have arisen but for both (a) the distribution of the SpinCo Common Stock pursuant to the Transaction Agreement and (b) any transaction or event (or series of events) within the control of a SpinCo Entity occurring after the Distribution involving (directly or indirectly) the stock or assets of any SpinCo Entity.

“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.

“Subsidiary” has the meaning set forth in the Transaction Agreement.

“Taxes” means any and all U.S. federal, state, local or non-U.S. taxes, assessments or similar charges and any interest, penalties or additional amounts related thereto.

“Tax Attributes” means net operating losses, capital losses, investment tax credit carryovers, carryovers under Section 163(j) of the Code, earnings and profits including those previously taxed, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could reduce a Tax liability for a past or future Tax Period.

“Tax Benefit Recipient” has the meaning set forth in Section 2.07(b).

“Tax-Free Status” means (i) the qualification of the Transactions contemplated by the Separation for their intended tax treatment (as determined by Post) under applicable Laws; (ii) the qualification of the Separation, together with the Distribution, as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code and of each of Post and SpinCo as a “party to a reorganization” within the meaning of Section 368(b) of the Code, pursuant to which none of SpinCo, Post or Post’s shareholders recognizes any gain or loss for U.S. federal income tax purposes; (iii) the qualification of the Distribution as a transaction not subject to tax pursuant to Section 355(d) or Section 355(e) of the Code and as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code; (iv) the qualification of each of the Debt Exchange and Equity Exchange as a distribution in connection with the Separation and Distribution eligible for nonrecognition under

7

Section 361(c) of the Code; (v) the qualification of the Merger as a reorganization eligible for nonrecognition pursuant to Section 368(a) of the Code and of each of BellRing, SpinCo and Merger Sub as a “party to a reorganization” within the meaning of Section 368(b) of the Code; (v) the Merger and any other Transactions contemplated by the Transaction Agreements not causing Section 355(e) of the Code to apply to the Distribution and (vi) the treatment of the assumption of liabilities in the Separation as not giving rise to Tax pursuant to Section 357(a) of the Code.

“Tax-Free Transaction Failure” means the failure of any applicable Covered Transaction to qualify for Tax-Free Status.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases, decreases or otherwise impacts Taxes paid or payable.

“Tax Materials” means (i) the Opinions, (ii) any representation letter from Post, BellRing, BellRing LLC or SpinCo supporting an Opinion and (iii) any other materials delivered or deliverable by Post, BellRing, BellRing LLC or SpinCo or other Persons in connection with the rendering of the Opinions.

“Tax Matter” has the meaning set forth in Section 7.01.

“Tax Period” means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period) with respect to which any Tax may be imposed under any applicable Law.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Receivable Agreement” has the meaning set forth in the Transaction Agreement.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied to, or filed with, or required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax Return or claim for a Refund of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such Refund of Taxes.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transaction Agreement” has the meaning set forth in the preamble.

“Transaction Agreements” has the meaning set forth in the Transaction Agreement.

“Transfer Taxes” means sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed in connection with the Transactions contemplated in the Transaction Agreements or Separation Plan.

8

“Treasury Regulations” means the proposed, final and temporary income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means a “will” Opinion, without substantive qualifications, of a nationally recognized Law or accounting firm, which firm is reasonably acceptable to Post, to the effect that a transaction will not affect the Tax-Free Status of any applicable Covered Transaction. Post acknowledges that Ernst & Young LLP, Cleary Gottlieb Steen & Hamilton LLP and Simpson Thacher & Bartlett LLP are each reasonably acceptable to Post.

Section 1.02 References to Time. All references in this Agreement to times of the day shall be to New York City time.

ARTICLE II

Preparation, Filing and Payment of Taxes Shown Due on Tax Returns

Section 2.01 Tax Returns.

(a) Post Consolidated Returns and Tax Returns Required to be Filed by Post. In accordance with Article II of the Post-BellRing Tax Matters Agreement to the extent applicable, Post shall prepare and file (or cause to be prepared and filed) (i) each Post Consolidated Return and (ii) each Tax Return required to be filed by a Post Entity. Each SpinCo Entity shall file such consents, elections and other documents as may be required, appropriate or reasonably requested by Post in connection with the filing of such Tax Returns. SpinCo shall reimburse Post for any Taxes shown as due and payable on such Tax Returns that are SpinCo Taxes (taking into account the limitations set forth in Article III, as applicable).

(b) SpinCo Entity Tax Returns. Except as provided in Section 2.01(c), SpinCo shall prepare and file (or cause to be prepared and filed) each SpinCo Separate Return required to be filed by a SpinCo Entity after the Distribution Date. Post shall reimburse SpinCo for any Taxes shown as due and payable on such Tax Returns that are Post Taxes (taking into account the limitations set forth in Article III, as applicable).

(c) Pre-Distribution Period Tax Return of BellRing LLC and its Subsidiaries. Post shall prepare and file (or cause to be prepared and filed) each Pre-Distribution Period Tax Return of, or including, BellRing LLC and any Subsidiary of BellRing LLC. Spinco shall be entitled to review and comment on any such Pre-Distribution Period Tax Returns at least twenty (20) days prior to the Due Date for the applicable Pre-Distribution Period Tax Return. SpinCo shall notify Post no later than ten (10) days after receipt of a Pre-Distribution Period Tax Return of any changes recommended thereby to such Pre-Distribution Period Tax Return. Post shall consider in good faith all reasonable comments of SpinCo to such Pre-Distribution Period Tax Returns. If Post does not accept any such comment, then Post shall notify SpinCo of that fact. If within five (5) days of such notification, SpinCo requests in writing a review of a rejected comment, Post shall cause its regular tax advisors to review the comment and consult with SpinCo. The determination of the tax advisors following such review and consultation shall definitively determine the position taken on such Pre-Distribution Period Tax Return.

(d) Post-BellRing Tax Matters Agreement. For the avoidance of doubt, the Post-BellRing Tax Matters Agreement shall remain in full force and effect and shall apply in respect of all periods, including the portion of the Straddle Period, ending with or before the Distribution Date; and the Distribution shall in no way diminish the rights of Post or BellRing, as applicable, to receive payments or indemnification pursuant to the Post-BellRing Tax Matters Agreement.

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Section 2.02 Tax Return Procedures.

(a) Post Tax Returns and Certain Tax Returns Prepared by Post. Except as otherwise provided in this Section 2.02(a) and Sections 2.08 and 6.02(d), Post may take any position on or make any elections or other determinations with respect to any Post Tax Return in its sole and absolute discretion and SpinCo shall have no rights with respect to any Post Tax Return. Notwithstanding the previous sentence, to the extent any income Tax Return prepared by Post pursuant to Section 2.01(a) includes SpinCo Taxes, would reasonably be expected to materially adversely affect the Tax position of any SpinCo Entity, or includes SpinCo as part of a consolidated, combined or unitary group, Post shall provide a draft of the portion of such Tax Return specifically relevant to SpinCo for its review and comment at least twenty (20) days prior to the Due Date for such Tax Return and shall consider in good faith whether to revise such relevant portions of such Tax Return in accordance with any reasonable written comments received from SpinCo.

(b) Certain SpinCo Entity Tax Returns Prepared by SpinCo. In the case of any Tax Return described in Section 2.01(b) that includes Post Taxes or would reasonably be expected to materially adversely affect the Tax position of any Post Entity, (i) such Tax Return shall (to the extent permitted by applicable Law) be prepared in a manner consistent with past practice and (ii) SpinCo shall provide a draft of such Tax Return to Post for its review and comment at least twenty (20) days prior to the Due Date for such Tax Return, or in the case of any such Tax Return filed on a monthly basis or property Tax Return, five (5) days prior to the Due Date for such Tax Return. The Parties shall negotiate in good faith to resolve all disputed issues. In the event that past practice is not applicable to a particular item or matter, SpinCo shall determine the reporting of such item or matter in good faith in consultation with Post. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.03. In the event that any such dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Tax Return, such Tax Return shall be timely filed as prepared by SpinCo and such Tax Return shall be amended as necessary to reflect the resolution of such dispute in a manner consistent with such resolution. For the avoidance of doubt, SpinCo shall be responsible for any interest, penalties or additions to Tax resulting from the late filing of any Tax Return described in Section 2.01(b) except to the extent that such late filing is caused by the failure of any Post Entity to provide relevant information necessary for the preparation and filing of such Tax Return.

(c) Information Statements. Unless otherwise required by Law, Post, BellRing and SpinCo, as applicable, shall file the appropriate information statements, as required by Treasury Regulations Sections 1.355-5(a) and 1.368-3, with the IRS and shall retain the appropriate information relating to the Distribution and the Merger as described in Treasury Regulations Sections 1.355-5(d) and 1.368-3(d).

(d) Amended Returns. Any amendment of any Tax Return described in Section 2.01 of any SpinCo Entity shall be subject to the same procedures required for the preparation of such Tax Return of such SpinCo Entity pursuant to this Section 2.02 and shall be prepared and filed in a manner consistent with the Tax Materials and Tax-Free Status. Except to the extent required by applicable Law, no SpinCo Entity shall amend any Tax Return relating to a Pre-Distribution Period or any Tax Return that includes Post Taxes or would reasonably be expected to materially adversely affect the Tax position of any Post Entity without the written consent of Post (which consent shall not be unreasonably withheld, conditioned or delayed). Except to the extent required by applicable Law, no Post Entity shall amend any Tax Return of a SpinCo Entity that includes SpinCo Taxes or would reasonably be expected to materially adversely affect the Tax position of any SpinCo Entity without the written consent of SpinCo (which consent shall not be unreasonably withheld, conditioned or delayed).

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(e) Consistent Reporting.

(i) With respect to any Tax Return for which SpinCo is responsible pursuant to this Agreement, SpinCo shall include any Tax Items in such Tax Return in a manner that is consistent with the inclusion of such Tax Items in any related Tax Return for which Post is responsible to the extent such Tax Items are allocated in accordance with this Agreement.

(ii) With respect to any Tax Return that either Post, BellRing or SpinCo has the obligation or right to prepare and file, or cause to be prepared and filed, for any Pre-Distribution Period or any Straddle Period (or Post-Distribution Period to the extent items reported on such Tax Return might reasonably be expected to affect items as reported on any Tax Return for any Pre-Distribution Period or any Straddle Period), such Tax Return shall be prepared in accordance with past practices, including, for example, the methodology historically adopted by such Party for the accrual of non-U.S. Taxes for purposes of computing any foreign tax credit for U.S. tax purposes, used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such past practices), and to the extent any items are not covered by past practices (or in the event that there is no reasonable basis for the use of such past practices), in accordance with reasonable Tax accounting practices selected by the Party preparing and filing the Tax Return.

(f) Reporting Consistent with Tax-Free Status. All Tax Returns shall be prepared in a manner that is consistent with the Tax Materials and Tax-Free Status and shall be filed on a timely basis (including pursuant to extensions) by the Party responsible for such filing pursuant to Section 2.01. In the event that any Party determines that there is no reasonable basis for the Tax treatment described in the preceding sentence, such Party shall notify the other Party twenty (20) Business Days prior to filing the relevant Tax Return and the Parties shall attempt in good faith to agree on the manner in which the relevant portion of the Covered Transactions shall be reported.

Section 2.03 Straddle Period Tax Allocation. To the extent permitted by applicable Law, Post and SpinCo shall elect to close the Tax Period of each SpinCo Entity as of the close of the Distribution Date; provided, however, that if applicable Law does not permit a SpinCo Entity to close its Tax Period on the Distribution Date, the Tax attributable to the operations of the SpinCo Entities for any Pre-Distribution Period shall be the Tax computed using the Closing of the Books Method. All Taxes with respect to a Straddle Period shall be allocated in accordance with the Closing of the Books Method.

Section 2.04 Timing of Payments. Any reimbursement of Taxes under Section 2.01 shall be made upon the later of (a) two (2) Business Days before the Due Date of such Taxes and (b) ten (10) Business Days after the Party required to make such reimbursement has received notice from the Party entitled to such reimbursement. Without limiting the foregoing, for the avoidance of doubt, a Party may provide notice of reimbursement of Taxes prior to the time such Taxes were paid, and such notice may represent a reasonable estimate (provided that the amount of reimbursement shall in all cases be based on the actual Taxes paid and not on such reasonable estimate).

Section 2.05 Expenses. Except as provided in Section 8.03 in respect of the Accounting Firm, each Party shall bear its own expenses incurred in connection with this Article II.

Section 2.06 No Extraordinary Actions on the Distribution Date. Except as expressly contemplated by this Agreement or any Transaction Agreement, SpinCo shall not, and shall not permit any SpinCo Entity to, take any action outside of the ordinary course of business (“Extraordinary Transactions”) on the Distribution Date. Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are caused or permitted to occur by SpinCo or BellRing or any of their respective Subsidiaries on the Distribution Date as occurring on the day after the Distribution Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or non-U.S. Law. The Parties agree that no Party will make a ratable allocation election under Treasury Regulations Sections 1.1502-76(b)(2)(ii)-(iii) and 1.706-4(a)(3) or any other similar provision of state, local or non-U.S. Law, and all allocations between the Pre-Distribution Period and the Post-Distribution Period shall be made on a Closing of the Books Method.

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Section 2.07 Allocation of Tax Attributes.

(a) Post shall determine in good faith, consistent with the books and records of Post, the allocation of Tax Attributes among Post Entities and SpinCo Entities in accordance with the Code and Treasury Regulations, including Treasury Regulations Sections 1.1502-76, 1.312-10 and 1.706-4 (and any applicable state, local and non-U.S. Laws). Post shall consult in good faith with BellRing (or SpinCo, following the Merger) regarding the allocation of Tax Attributes and shall consider in good faith whether to revise such allocation in accordance with reasonable written comments received from BellRing (or SpinCo, following the Merger) regarding such allocation of Tax Attributes. Post, BellRing and SpinCo hereby agree to compute all Taxes (and hereby agree to cause each Post Entity (in the case of Post) or SpinCo Entity (in the case of SpinCo), as applicable, to compute all Taxes) consistently with the determination of the allocation of Tax Attributes pursuant to this Section 2.07 unless otherwise required by a Final Determination. Except as otherwise provided, to the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to this Section 2.07, as agreed by the Parties.

(b) A Party receiving (or realizing) a Tax benefit to which another Party is entitled hereunder (a “Tax Benefit Recipient”) shall pay over the amount of such Tax benefit (including interest received from the relevant Taxing Authority, but net of any Taxes imposed with respect to such Tax benefit and any other reasonable costs) within thirty (30) days of receipt thereof (or from the Due Date for payment of any Tax reduced thereby); provided, however, that the other Party, upon the request of such Tax Benefit Recipient, shall repay the amount paid to the other Party (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that, as a result of a subsequent Final Determination, a Tax benefit that gave rise to such payment is subsequently disallowed.

(c) To the extent permitted by applicable Law, any SpinCo Entity shall elect to forgo a carryback of any net operating losses, capital losses or credits for any Tax Period ending after the Distribution Date to a Tax Period, or portion thereof, ending on or before the Distribution Date. Notwithstanding the previous sentence, if any SpinCo Entity receives a Refund or otherwise realizes a Tax benefit as a result of any mandatory carryback of any item from any SpinCo Entity, it shall remit to Post the amount of such Refund or Tax benefit, less any Tax or other reasonable out-of-pocket costs incurred by such SpinCo Entity, as the case may be; provided, however, if a Taxing Authority subsequently reduces or disallows such Refund or Tax benefit, Post shall, within thirty (30) days of the reduction or disallowance, return the amount previously remitted to Post.

Section 2.08 Section 336(e) Election. Post shall make a timely protective election under and in accordance with Section 336(e) of the Code and the Treasury Regulations issued thereunder (and any similar election under state, local or non-U.S. Law) with respect to the Distribution for each SpinCo Entity that is a domestic corporation for U.S. federal income tax purposes (a “Section 336(e) Election”). Post shall be solely responsible for the contents of a Section 336(e) Election and any agreements or filings required in connection with a Section 336(e) Election. Each SpinCo Entity shall take any action reasonably requested by Post in connection with the filing of a Section 336(e) Election. It is intended that a Section 336(e) Election shall have no effect unless the Distribution is a “qualified stock disposition” either because (i) the Distribution is not a transaction described in Treasury Regulations Section 1.336-1(b)(5)(i)(B) or (ii) Treasury Regulations Section 1.336-1(b)(5)(ii) applies to the Distribution. For the avoidance of doubt, if the Section 336(e) Election becomes effective, the calculation of Post Taxes and SpinCo Taxes, as the case may be, shall take into account any income, gain, loss, deduction or credit arising from the Section 336(e) Election.

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Section 2.09 Post TRA.

(a) If and to the extent that there is a Tax-Free Transaction Failure, the Post Group incurs any Taxes attributable to the Section 336(e) Election, or the Post Group otherwise incurs a material Tax liability which gives rise to a quantifiable Tax benefit to SpinCo, in each case that (i) gives rise to adjustments to the tax basis of assets held by the SpinCo Group and (ii) for which the Post Group is not entitled to indemnification pursuant to Article III of this Agreement, then (x) Post shall be entitled to periodic payments from SpinCo (at such times and in such manner as will be mutually agreed in a tax receivable agreement) equal to 85% of the Tax savings arising from the aggregate increase to the tax basis of assets held by the SpinCo Group resulting from the Taxes attributable to a Tax-Free Transaction Failure or Section 336(e) Election and for which the Post Group was not entitled to indemnification pursuant to Article III of this Agreement, and (y) the Parties shall negotiate in good faith the terms of a tax receivable agreement to govern the calculation of such payments on a “when realized” basis and using a “with and without” methodology (treating any deductions or amortization attributable to the applicable increase in tax basis as the last items claimed for any Tax Period, including after the utilization of any available net operating loss carryforwards), and otherwise applying the principles of, and adhering as closely as practicable to, the existing Tax Receivable Agreement. Notwithstanding anything to the contrary, SpinCo shall not have any obligation to pay to the Post Group under such tax receivable agreement for Tax savings attributable to any losses, Taxes, damages, expenses or other liability to the extent the Post Group is entitled to indemnification with respect to such items pursuant to Article III of this Agreement.

(b) For the avoidance of doubt, the existing Tax Receivable Agreement shall remain in full force and effect and shall apply in respect of all periods ending with or before the Merger Effective Date; and the Transactions contemplated by the Transaction Agreements shall in no way diminish the rights of Post or BellRing, as applicable, to receive payments (except, for the avoidance of doubt, to the extent the Transactions reduce the amount of any tax benefit deemed to be realized for purposes of such Tax Receivable Agreement as determined in the reasonable discretion of Post) or indemnification pursuant to such Tax Receivable Agreement.

Section 2.10 Transfer Taxes. Transfer Taxes shall be borne fifty percent (50%) by Post and fifty percent (50%) by Spinco. The Parties shall execute such documents, agreements, applications, instruments, or other forms as reasonably required, and shall permit any such Transfer Taxes to be assessed and paid in accordance with applicable Law.

ARTICLE III

Indemnification

Section 3.01 Indemnification by Post. Post shall pay (or cause to be paid), and shall indemnify and hold the SpinCo Group harmless from and against, without duplication, all Post Taxes.

Section 3.02 Indemnification by SpinCo. SpinCo shall pay (or cause to be paid), and shall indemnify and hold the Post Group harmless from and against, without duplication, all SpinCo Taxes.

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Section 3.03 Characterization of and Adjustments to Payments. In the absence of a Final Determination to the contrary, for all Tax purposes, Post and SpinCo shall treat or cause to be treated any indemnification payment required by this Agreement or the Transaction Agreements (other than any payment treated for Tax purposes as interest) as either a contribution by Post to SpinCo or a distribution by SpinCo to Post, as the case may be, occurring immediately prior to the Distribution Date; and in each case, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment should be other than as required pursuant to this Agreement, such Party shall use its commercially reasonable efforts to contest such challenge and each other Party shall use commercially reasonable efforts to cooperate therewith.

Section 3.04 Timing of Indemnification Payments.

(a) Indemnification payments in respect of any liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article III shall be paid by the Indemnifying Party to the Indemnified Party pursuant to the procedures specified in Section 8.11 of the Transaction Agreement.

(b) If the receipt or accrual of any payment pursuant to this Agreement or the Transaction Agreements (other than payments of interest pursuant to Section 8.06) results in taxable income to the Indemnified Party or any of its Affiliates, such payment shall be increased so that, after the payment of any Taxes with respect to such taxable income, the Indemnified Party and its Affiliates shall have realized the same net amount they would have realized had the payment not resulted in taxable income.

Section 3.05 Exclusive Remedy. Anything to the contrary in this Agreement notwithstanding, Post, SpinCo and BellRing hereby agree that the sole and exclusive monetary remedy of a Party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in Article VI of this Agreement or in the Tax Materials shall be the indemnification rights set forth in this Article III.

ARTICLE IV

Refunds

Section 4.01 Refunds.

(a) Each Party shall be entitled to Refunds that relate to Taxes for which it (or its Affiliates) is liable hereunder (the “Claimant”). A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled (less any tax or other reasonable out-of-pocket costs incurred by the first Party in receiving such Refund) within ten (10) Business Days after the receipt of the Refund.

(b) To the extent that the amount of any Refund under this Section 4.01 is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.01 and an appropriate adjusting payment shall be made.

ARTICLE V

Tax Proceedings

Section 5.01 Notification of Tax Proceedings. Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that would reasonably be expected to give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article III, such Indemnified Party shall notify the Indemnifying Party in writing of such Tax Proceeding and thereafter shall promptly

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forward or make available to the Indemnifying Party copies of all notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party in writing of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement.

Section 5.02 Tax Proceeding Procedures.

(a) Separate Taxes. Each of Post and SpinCo shall be entitled to administer and control in its sole discretion any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Tax or Tax Return that Post or SpinCo would respectively be primarily liable for under this Agreement (“Contesting Party”); provided that, to the extent that such Tax Proceeding relates to Taxes of the other Party or would reasonably be expected to materially adversely affect the Tax position of the other Party for any Post-Distribution Period, the Contesting Party shall (i) keep the other Party informed in a timely manner of the actions proposed to be taken by the Contesting Party with respect to such Tax Proceeding, (ii) permit the other Party to participate (at such other Party’s cost and expense) in the aspects of such Tax Proceeding that relate to such other Party’s Taxes and (iii) not settle any aspect of such Tax Proceeding without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Transaction Taxes. Notwithstanding Section 5.02(a), (i) Post and SpinCo shall have the right to jointly control any audit or proceeding relating to the Tax-Free Status of the Transactions, and (ii) neither Post nor SpinCo shall compromise or settle any such audit or proceeding without the other Party’s consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VI

Tax-Free Status of the Distribution

Section 6.01 Representations, Warranties and Covenants.

(a) BellRing Representations, Warranties and Covenants. BellRing hereby represents, warrants and covenants as of the date hereof and as of the Merger Effective Time that:

(i) (A) It has examined the Tax Materials, (B) all facts presented and representations made to the extent relating to BellRing, its Subsidiaries and (to the knowledge of BellRing) its stockholders, are true, correct and complete and (to the knowledge of BellRing) all other facts presented and representations made therein are true, correct and complete and (C) neither BellRing, its Subsidiaries nor (to the knowledge of BellRing) any of its stockholders has any plan or intention to take any action inconsistent with the Tax Materials. BellRing shall have notified Post by the date hereof if BellRing believes that any facts presented or representations made in such Tax Materials are not true, correct or complete, it being understood that if BellRing has failed to notify Post within such period and Post has notified BellRing of such failure, then BellRing shall be deemed to have represented and warranted that all such facts presented and representations made relating to BellRing, its Subsidiaries and (to the knowledge of BellRing) its stockholders in such Tax Materials are true, correct and complete and (to the knowledge of BellRing) all other facts presented and representations made in such Tax Materials are true, correct and complete. BellRing agrees to provide such supplemental representations and warranties as are reasonably requested by Post or SpinCo in connection with Post and SpinCo obtaining the Opinions.

(ii) BellRing is not aware of any fact that could cause the Transactions to fail for Tax-Free Status.

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(b) SpinCo Representations, Warranties and Covenants. SpinCo hereby represents, warrants and covenants as of the date hereof and as of the Merger Effective Time that:

(i) (A) It has examined the Tax Materials, (B) all facts presented and representations made to the extent relating to any SpinCo Entity and (to the knowledge of SpinCo) its stockholders are true, correct and complete and (to the knowledge of SpinCo) all other facts presented and representations made therein are true, correct and complete and (C) neither any SpinCo Entity nor (to the knowledge of SpinCo) any of its stockholders has any plan or intention to take any action inconsistent with the Tax Materials. SpinCo shall have notified Post by the date hereof if SpinCo believes that any facts presented or representations made in such Tax Materials are not true, correct or complete, it being understood that if SpinCo has failed to notify Post within such period and Post has notified SpinCo of such failure, then SpinCo shall be deemed to have represented and warranted that all such facts presented and representations made relating to any SpinCo Entity and (to the knowledge of SpinCo) its stockholders in such Tax Materials are true, correct and complete and (to the knowledge of SpinCo) all other facts presented and representations made in such Tax Materials are true, correct and complete. SpinCo agrees to provide such supplemental representations and warranties as are reasonably requested by Post in connection with Post obtaining the Opinions.

(ii) SpinCo is not aware of any fact that could cause the Transactions to fail for Tax-Free Status.

(c) Post Representations, Warranties and Covenants. Post hereby represents, warrants and covenants as of the date hereof and as of the Merger Effective Time that:

(i) (A) all facts presented and representations made in such Tax Materials to the extent relating to (x) Post and any of its Subsidiaries (excluding for the avoidance of doubt, any SpinCo Entities) or (y) the SpinCo Entities at any time at or prior to the Distribution are true, correct and complete and (to the knowledge of Post) all other facts presented and representations are true, correct and complete and (B) neither Post nor any of its Subsidiaries (excluding for the avoidance of doubt, any SpinCo Entities) has any plan or intention to take any action inconsistent with the Tax Materials.

(d) No Contrary Plan. Each of Post, BellRing, BellRing LLC and SpinCo represents and warrants, as of the date hereof and as of the Merger Effective Time, that neither it nor any of its Affiliates, (i) has any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials (or that may jeopardize any Tax-Free Status of any applicable transaction) or (ii) knows of any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials or which may jeopardize any Tax-Free Status of any applicable transaction. None of Post, BellRing LLC or SpinCo has had agreements, understandings, arrangements or “substantial negotiations” (within the meaning of Section 1.355-7(h)(1) of the Treasury Regulations) during the two-year period ending on the date of the Distribution with any Person (other than BellRing).

(e) No Contrary Knowledge. Each of Post, BellRing, BellRing LLC and SpinCo represents and warrants, as of the date hereof and as of the Merger Effective Time, that it knows of no fact (after due inquiry) that would prevent any Covered Transaction from being consistent with the Tax-Free Status of such Transactions.

(f) Tax Materials. For the avoidance of doubt, the Parties shall have had the opportunity to review drafts of the facts represented and representations made with respect to the Tax Materials and to provide reasonable comments, which shall be considered in good faith.

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Section 6.02 Restrictions Relating to the Distribution.

(a) General. Following the Distribution, (i) each of Post and BellRing will not (and will cause each Post Entity or BellRing Subsidiary not to) take any action (or refrain from taking any action within its control) which (A) is inconsistent with the facts presented and the representations made prior to the Distribution Date in the Tax Materials (provided that statements of intent shall be effective only during the Restricted Period) or (B) could reasonably be expected to cause any Tax-Free Transaction Failure; and (ii) SpinCo will not (and will cause each SpinCo Entity not to) take any action (or refrain from taking any action within its control) which (A) is inconsistent with the facts presented and the representations made prior to the Distribution Date in the Tax Materials (provided that statements of intent shall be effective only during the Restricted Period) or (B) could reasonably be expected to cause any Tax-Free Transaction Failure (any such action or refraining from an action with respect to clause (ii) above, including any action specified in (b) below, a “SpinCo Tainting Act”).

(b) Restrictions. Except as expressly contemplated in any Transaction Document, following the Distribution and prior to the first Business Day following the second anniversary of the Distribution (the “Restricted Period”):

(i) SpinCo shall not sell or otherwise issue to any Person any Equity Interests of SpinCo, except to the extent that any such sales or issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d) or to the extent such issuance would not result in a Disqualified Ownership Shift;

(ii) SpinCo shall, directly or indirectly through its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code), (A) continue the active conduct of the Active Business and (B) continue to hold sufficient assets to satisfy the requirements to support the Active Business;

(iii) SpinCo shall not dissolve or liquidate or take any action that is a liquidation for U.S. federal income tax purposes (excluding for the avoidance of doubt, the Post-Merger Transactions);

(iv) SpinCo shall not (A) approve or allow an extraordinary contribution to it by its stockholders in exchange for stock, (B) redeem or otherwise repurchase (directly or indirectly through an Affiliate) any SpinCo Equity Interests, (C) amend the certificate of incorporation (or other organizational documents) of SpinCo, or take any other action, whether through a stockholder vote or otherwise, if such amendment or other action would affect the relative voting rights of any SpinCo Equity Interests (including through the conversion of any capital stock into another class of Equity Interests of SpinCo) or (D) redeem or otherwise repurchase (directly or indirectly through an Affiliate) any of the debt obligations issued pursuant to the Debt Exchange other than pursuant to a mandatory redemption, repurchase or similar requirement contained in the indenture or other similar transaction document applicable to such debt obligations, provided, however, that SpinCo may take any of the actions described in clauses (A) or (C) above to the extent such actions would not result in a Disqualified Ownership Shift and may make redemptions or repurchases described in clause (B) above to the extent such actions would not result in a Disqualified Ownership Shift and such redemptions or repurchases satisfy the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48);

(v) SpinCo shall not in a single transaction or series of transactions sell or transfer, or permit any SpinCo Entity to sell or transfer, thirty percent (30%) or more of the gross assets of the Active Business, other than (A) sales or transfers of assets in the ordinary course of business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes, (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of SpinCo or any member of SpinCo or (E) any sales or transfers of assets within the SpinCo Group; and

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(vi) Notwithstanding any other provision contained this Section 6.02(b), the Parties hereto acknowledge that the Equity Exchange would give rise to a Disqualified Ownership Shift, and accordingly no SpinCo Entity shall enter into any transactions (or any agreement, understanding or arrangement within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions) involving the issuance, redemption or transfer of any SpinCo Equity Interests (other than any issuance, redemption or transfer that is the subject of Section 6.02(c) or issuances that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d)) until such time as SpinCo is notified by Post that the Equity Exchange will not occur and that the SpinCo Common Stock held by Post following the Distribution will be distributed to Post shareholders (including in a redemption or repurchase).

(c) Certain Exceptions. Notwithstanding the restrictions imposed by Section 6.02(a)(i)(A), 6.02(a)(ii)(A) or Section 6.02(b), during the Restricted Period, SpinCo may proceed with any of the actions or transactions described therein, if (i) Post shall have received a ruling in accordance with Section 6.03(a) in form and substance reasonably satisfactory to Post to the effect that such action or transaction will not affect the Tax-Free Status of any Covered Transaction, (ii) SpinCo shall have provided to Post an Unqualified Tax Opinion or a ruling in form and substance reasonably satisfactory to Post prior to effecting such action or transaction and Post shall use its reasonable best efforts to determine whether such Unqualified Tax Opinion or ruling is reasonably satisfactory to Post within fifteen (15) days of receipt of such Unqualified Tax Opinion or ruling by Post or (iii) Post shall have waived in writing the requirement to obtain such ruling or opinion. In determining whether a ruling or opinion is reasonably satisfactory, Post may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the ruling or opinion and the views on the substantive merits; taking due account of the intention of the Parties to replace the “50-percent or greater interest” as defined in Section 355(e)(2)(A)(ii) of the Code with the forty percent (40%) threshold in the definition of Disqualified Ownership Shift contained herein. For the avoidance of doubt, notwithstanding the restrictions set forth in this Section 6.02, SpinCo shall be permitted to (A) consummate the Merger and (B) maintain the composition of its board of directors in place immediately following the Distribution, subject to re-election in the ordinary course.

(d) Tax Reporting. Each of (i) Post (on behalf of itself and any Post Entity), (ii) BellRing (on behalf of itself and any BellRing Subsidiary) and (iii) SpinCo (on behalf of itself and any SpinCo Entity) covenants and agrees that it will report the Covered Transactions consistently with the Tax-Free Status and will not take, and will cause its respective Affiliates to refrain from taking, any position on any Tax Return that is inconsistent with the Tax-Free Status of any applicable Covered Transaction.

Section 6.03 Procedures Regarding Opinions and Rulings.

(a) If SpinCo notifies Post that it desires to take one of the actions described in Section 6.02(b) (a “Notified Action”), Post and SpinCo shall cooperate in obtaining a ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting SpinCo to take the Notified Action unless Post shall have waived in writing the requirement to obtain such ruling or Unqualified Tax Opinion. If a the Parties seek a ruling from the IRS, Post shall apply for such ruling and Post shall control the process of obtaining such ruling, except to the extent Post elects to delegate control to SpinCo; in which case SpinCo shall control the process for obtaining such ruling but keep Post informed in a timely manner. In no event shall either Post or SpinCo file any ruling request under this Section 6.03(a) unless the other

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Party represents that (i) it has read such ruling request, and (ii) all information and representations, if any, relating to such other Party, its current or former stockholders or any Subsidiary contained in such ruling request documents are (subject to any qualifications therein) true, correct and complete in all material respects. SpinCo shall reimburse Post for all reasonable out-of-pocket costs and expenses incurred by any Post Entity in connection with any Notified Action within fifteen (15) days after receiving an invoice from Post therefor. For the avoidance of doubt, the presence of any such ruling or Unqualified Tax Opinion shall not relieve SpinCo from any indemnification obligations otherwise present under this Agreement.

(b) Post shall have the right to obtain a supplemental ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Post notifies SpinCo that it has determined to obtain such ruling or opinion, SpinCo shall (and shall cause each SpinCo Entity to) cooperate with Post and take any and all actions reasonably requested by Post in connection with obtaining such ruling or opinion (including by making any representation that is true or any reasonable covenant or providing any materials reasonably requested by the IRS or the law firm or accounting firm issuing such opinion). In connection with obtaining such ruling, Post shall apply for such ruling and shall have sole and exclusive control over the process of obtaining such ruling. Post shall reimburse SpinCo for all reasonable out-of-pocket costs and expenses incurred by any SpinCo Entity in connection with any supplemental ruling or Unqualified Tax Opinion requested by Post within fifteen (15) days after receiving an invoice from SpinCo therefor.

(c) Except as expressly provided in this Agreement, following the Merger Effective Time, no SpinCo Entity shall seek any guidance from the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning any Covered Transaction (including the impact of any transaction or event on any Covered Transaction).

ARTICLE VII

Cooperation

Section 7.01 General Cooperation. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing or via e-mail from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refunds, Tax Proceedings and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter.

Section 7.02 Retention of Records. Post, BellRing, BellRing LLC and SpinCo shall retain or cause to be retained all Tax Returns, schedules and work papers and all material records or other documents relating thereto in their possession, including all such electronic records and shall maintain all hardware necessary to retrieve such electronic records, in all cases until (i) ninety (90) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the Tax Periods to which such Tax Returns and other documents relate or (ii) the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records and documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

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ARTICLE VIII

Miscellaneous

Section 8.01 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought exclusively in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, in the federal courts located in the State of Delaware. Each of the Parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 8.15 shall be deemed effective service of process on such Party.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.01(b).

Section 8.02 Dispute Resolution. In the event of any dispute between the Parties as to any matter covered by Section 2.02 or Section 2.07, the Parties to such dispute shall appoint a mutually acceptable independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Post and SpinCo and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

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Section 8.03 Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between a Post Entity, on the one hand, and a SpinCo Entity, on the other (other than this Agreement, the Tax Receivable Agreement, Post-BellRing Tax Matters Agreement and any Transaction Agreement, and any other agreement for which Taxes is not the principal subject matter), shall be or shall have been terminated no later than the Distribution Date and, after the Distribution Date, no Post Entity or SpinCo Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 8.04 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment (once the amount of the payment has been finally determined), the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section 8.05 Survival of Covenants. Except as otherwise contemplated by this Agreement, the covenants and agreements contained herein to be performed following the Distribution shall survive the Merger Effective Time in accordance with their respective terms.

Section 8.06 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue any indemnification or payment hereunder).

Section 8.07 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions contemplated hereby are fulfilled to the extent possible.

Section 8.08 Entire Agreement; No Third-Party Beneficiaries. This Agreement, each other Transaction Agreement, the Tax Receivable Agreement, the Post-BellRing Tax Matters Agreement, any agreement entered into at the Closing in accordance with the terms of any Transaction Agreement, the Post Disclosure Schedule and the BellRing Disclosure Schedule constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third Parties any remedy, benefit, claim, liability, reimbursement, claim of action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement.

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Section 8.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise (other than, following the Closing, by operation of Law in a merger), by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.09 shall be null and void.

Section 8.10 Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts specified in Section 8.01(b), without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.11 Amendment or Supplement. This Agreement may be amended or supplemented in any and all respects by written agreement of the Parties hereto.

Section 8.12 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all agreements and instruments including attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 8.13 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

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Section 8.14 Coordination with the Employee Matters Agreement. To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 8.15 Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (a) when delivered personally to the recipient, (b) on the date of transmission with confirmation of transmission if sent via e-mail during normal business hours of the recipient during a Business Day, otherwise on the next Business Day or (c) five (5) Business Days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the Parties at the following addresses (or at such address for a Party as will be specified by like notice):

(a) If to Post or, prior to the Merger Effective Time, SpinCo, to:

Post Holdings, Inc.

2503 S. Hanley Rd.

St. Louis, Missouri, 63144

Attention: General Counsel

Email: diedre.gray@postholdings.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention:         William L. McRae

                          Benet J. O’Reilly

Email:               wmcrae@cgsh.com

                           boreilly@cgsh.com

(b) If to BellRing, or after the Merger Effective Time, SpinCo, to:

BellRing Brands, Inc.

2503 S. Hanley Rd.

St. Louis, Missouri 63144

Attention:         Senior Vice President & General Counsel

Email:               craig.rosenthal@bellringbrands.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:         Eric Swedenburg

                          Andrew Purcell

Email:              eswedenburg@stblaw.com

                          apurcell@stblaw.com

Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

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Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice to Post will be deemed notice to all members of the Post Group, and any notice to SpinCo will be deemed notice to all members of the SpinCo Group.

Section 8.16 Effectiveness. Except for purposes of giving effect to the provisions of the Transaction Agreement, no provision of this Agreement (other than Section 2.01(d), Section 2.09(b) and Section 6.01) shall be effective until immediately after the Distribution.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BELLRING BRANDS, INC.

By:
Name:	[•]
Title:	[•]

POST HOLDINGS, INC.

By:
Name:	[•]
Title:	[•]

[SPINCO]

By:
Name:	[•]
Title:	[•]

[Signature Page to Tax Matters Agreement]